EXHIBIT 10.1

Tenant: Marinus Pharmaceuticals, Inc.

Existing Premises: Three Radnor Corporate Center, Suite 304

Substitution Premises: 170 Radnor Chester Road, Suite 250

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (“Amendment”) made and entered into this 28th day of December, 2015, by and between RADNOR PROPERTIES-SDC, L.P., a Delaware limited partnership, (“Landlord”) and Marinus Pharmaceuticals, Inc., a Delaware corporation (“Tenant”), and

WHEREAS, an affiliate of Landlord, Radnor Center Associates (“Existing Landlord”) and Tenant entered into a Lease dated October 14, 2014 (“Existing Lease”), pursuant to which Existing Landlord leases to Tenant certain premises consisting of consisting of 3,881 rentable square feet of space commonly referred to as Suite 304 ("Existing Premises") located at Three Radnor Corporate Center, 100 Matsonford Road, Radnor, PA 19087 (“Existing Building”). Collectively, the Existing Lease and this Amendment are referred to as the “Lease”;

WHEREAS, Landlord and Tenant wish to amend the Existing Lease, to substitute the Existing Premises under the Existing Lease for the Substitution Premises (as hereinafter defined) in the building of Landlord located at 170 Radnor Chester Road, Radnor, PA 19087, which building contains approximately 68,143 rentable square feet (“Substitution Building”), upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of these presents and the agreement of each other, Landlord and Tenant agree that the Existing Lease shall be and the same is hereby amended as follows:

1. INCORPORATION OF RECITALS. The recitals set forth above, the Existing Lease referred to therein and the exhibits attached hereto are hereby incorporated herein by reference as if set forth in full in the body of this Amendment. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Existing Lease.

2. SUBSTITUTION OF EXISTING PREMISES.

(a) Effective on the Substitution Premises Commencement Date (as hereinafter defined), the Existing Lease is hereby amended to provide that Landlord hereby demises and lets unto Tenant, and Tenant hereby leases and hires from Landlord, that certain premises in the Substitution Building commonly known as Suite 250, consisting of approximately 8,522 rentable square feet, as more particularly described in Exhibit “A” attached hereto and made a part hereof (“Substitution Premises”). For purposes herein, the “Substitution Premises Commencement Date” shall occur on the date that is the earlier of: (i) when Tenant, with Landlord's prior consent, assumes possession of the Substitution Premises for its Permitted Uses; or (ii) when the Substitution Premises Leasehold Improvements have been Substantially Completed (as defined in Exhibit “C”). The Substitution Premises Commencement Date shall be confirmed by Landlord and Tenant by the execution of a Confirmation of Lease Term (“COLT”) in the form attached hereto as Exhibit "B". If Tenant fails to execute or object to the COLT within ten (10) business days of its delivery, Landlord’s determination of such dates shall be deemed accepted.

(b) It is the mutual intention of Landlord and Tenant that the Substitution Premises shall be leased to and occupied by Tenant on and subject to all of the terms, covenants and conditions of the Existing Lease except as otherwise expressly provided to the contrary in this Amendment. To that end, Landlord and Tenant hereby agree that from and after the Substitution Premises Commencement Date, as such terms are defined in the Existing Lease the words “Premises” shall mean the Substitution Premises, “Building” shall mean “Substitution Building, “Project” shall mean the Radnor Financial Center (which Project also includes the Substitution Building, the land and all other improvements located thereon), and “Term” shall mean the Substitution Premises Term (as hereinafter defined), unless the context otherwise requires. Tenant shall continue to pay all Additional Rent with respect to the Substitution Premises in accordance with the currently applicable terms of the Existing Lease, including without limitation, payment of Tenant’s share of electric as set forth in Section 5 of the Existing Lease and Operating Expenses as set forth in Section 4 of the Existing Lease, except that from and after the Substitution Premises Commencement

Date, (i) the “Tenant’s Share” as set forth in Section 4 of the Existing Lease, shall, effective on the Substitution Premises Commencement Date, be “12.51%” (which is derived by dividing the rentable square feet of the Substitution Premises (8,522) by the rentable square feet of the Substitution Building (68,143)), (ii) the “Base Year” set forth in Section 4(a) of the Existing Lease shall be modified and shall be calendar year 2016, and (iii) each of Sections 4(a) and 4(c) of the Existing Lease is amended to replace “January 1, 2016” with “January 1, 2017”.

(c) Tenant accepts the Substitution Premises in their “AS IS”, “WHERE IS”, “WITH ALL FAULTS” condition, except that Landlord shall complete the improvements pursuant to Exhibit C attached hereto.

(d) Effective at 11:59 p.m. on the date that is one calendar day prior to the Substitution Premises Commencement Date (“Existing Premises Termination Date”), the Lease as it pertains solely to the Existing Premises shall terminate and be of no further force and effect.  Notwithstanding anything to the contrary provided herein, Existing Landlord acknowledges and agrees that Tenant may remain in the Existing Premises Lease for a period of up to 5 days after the Existing Premises Termination Date for the sole purpose of moving from the Existing Premises to the Substitution Premises, subject to all of the terms and conditions of the Lease (including all insurance, waiver, indemnity, and alteration provisions), except the obligation to pay Fixed Rent or Recognized Expenses. Tenant shall surrender the Existing Premises in the condition required under the Existing Lease and Tenant’s failure to do so shall give rise to all of Landlord’s remedies available under the lease or at law or in equity. Nothing herein shall release Tenant from any obligations that survive the termination or expiration of the Existing Premises Term. From and after the Substitution Premises Commencement Date, Tenant shall solely look to Landlord for the performance of the obligations under the Lease and Existing Landlord shall have no further obligations under the Lease. Furthermore, the parties acknowledge that Existing Landlord shall have no liabilities with respect to any of the Substitution Premises Leasehold Improvements, all of which have been assumed by Landlord as of the execution of this Amendment by both Landlord and Tenant.

3. TERM. The term of the Lease of the Substitution Premises shall commence on the Substitution Premises Commencement Date and expire on the date that is 62 months thereafter (“Substitution Premises Term”).

4. FIXED RENT.

(a) Commencing on the Substitution Premises Commencement Date, the Fixed Rent for the Term of the Lease for the Substitution Premises shall be as set forth below and the Fixed Rent for the Existing Premises as set forth Section 3 of the Existing Lease shall be struck in its entirety.

TIME PERIOD	FIXED RENT PER R.S.F.	ANNUALIZED FIXED RENT	MONTHLY INSTALLMENT
Substitution Premises Commencement Date – end of Abatement Period	$0.00	$0.00	$0.00
Fixed Rent Start Date – end of Rent Period 1	$36.00	$306,792.00	$25,566.00
Rent Period 2	$36.72	$312,927.84	$26,077.32
Rent Period 3	$37.45	$319,186.40	$26,598.87
Rent Period 4	$38.20	$325,570.12	$27,130.84
Rent Period 5	$38.97	$332,081.53	$27,673.46
Rent Period 6 – End of Term	$39.75	$338,723.16	$28,226.93

(b) "Abatement Period" means the period that begins on the Substitution Premises Commencement Date and ends on the day immediately prior to the 2-month anniversary of the Substitution Premises Commencement Date. During the Abatement Period, Tenant shall pay to Landlord all utilities as set forth in Section 5 of the Existing Lease.

(c) "Fixed Rent Start Date" means the day immediately following the end of the Abatement Period. If the Fixed Rent Start Date is not the first day of a calendar month, then the Fixed Rent due for the partial month commencing on the Fixed Rent Start Date shall be prorated based on the number of days in such month.

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(d) "Rent Period" means, with respect to the first Rent Period, the period that begins on the Substitution Premises Commencement Date and ends on the last day of the calendar month preceding the month in which the first anniversary of the Substitution Premises Commencement Date occurs; thereafter each succeeding Rent Period shall commence on the day following the end of the preceding Rent Period, and shall extend for 12 consecutive months.

(e) Notwithstanding anything in the Existing Lease to the contrary, for the Substitution Premises commencing on the Substitution Premises Commencement Date, Tenant covenants and agrees to pay to Landlord during the Term, without notice, demand, setoff, deduction, or counterclaim (except as otherwise expressly set forth in the Lease), Fixed Rent in the amounts set forth above in accordance with the terms Section 3 of the Existing Lease and to pay all other amounts due under the Lease. The Monthly Installment of Fixed Rent, the monthly amount of Estimated Operating Expenses as set forth in Section 4 of the  Existing Lease, and any estimated amount of utilities as set forth in Section 5 of the Existing Lease, shall be payable to Landlord in advance on or before the first day of each month of the Term. All Rent payments shall be made by electronic funds transfer as follows (or as otherwise directed in writing by Landlord to Tenant from time to time): (i) ACH debit of funds, provided Tenant shall first complete Landlord’s then-current forms authorizing Landlord to automatically debit Tenant’s bank account; or (ii) ACH credit of immediately available funds to an account designated by Landlord. “ACH” means Automated Clearing House network or similar system designated by Landlord. All Rent payments shall include the Building number and the Lease number, which numbers will be provided to Tenant in the COLT.

(f) The first sentence of Section 3(b) of the Existing Lease shall not apply with respect to Fixed Rent for the Substitution Premises and the Substitution Security Deposit to be paid for the Substitution Premises.

5. SECURITY DEPOSIT. Tenant shall pay to Landlord, a Security Deposit in the amount of $25,566.00 (the “Substitution Security Deposit”). Tenant must deliver to Landlord, together with its execution and delivery of this Amendment, a check payable to Landlord in an amount equal to the difference between the Security Deposit currently held by Existing Landlord and the Substitution Security Deposit amount, which difference is $14,893.25. Existing Landlord shall deliver to Landlord the balance of the current Security Deposit under the Existing Lease to be applied, dollar for dollar, toward the Substitution Security Deposit required hereunder. Landlord and Tenant hereby agree that from and after the Substitution Premises Commencement Date, as such term is defined in Section 3(c) of the Existing Lease, “Security Deposit” shall mean the Substitution Security Deposit.

6. NOTICE ADDRESSES.  Wherever in the Lease it is required or permitted that notice or demand be given or served by either party to the Lease to or on the other party, such notice or demand shall be duly given or served if in writing and either: (i) personally served; (ii) delivered by pre-paid nationally recognized overnight courier service (e.g., Federal Express) with evidence of receipt required for delivery; (iii) forwarded by registered or certified mail, return receipt requested, postage prepaid; or (iv) emailed with evidence of receipt and delivery of a copy of the notice by first class mail; in all such cases addressed to the parties at the addresses set forth below. Each such notice shall be deemed to have been given to or served upon the party to which addressed on the date the same is delivered or delivery is refused. Each party shall have the right to change its address for notices (provided such new address is in the continental United States) by a writing sent to the other party in accordance with this Section, and each party shall, if requested, within ten (10) days confirm to the other its notice address. Notices from Landlord may be given by either an agent or attorney acting on behalf of Landlord. Notwithstanding the foregoing, any notice from Landlord to Tenant regarding ordinary business operations (e.g., exercise of a right of access to the Premises, invoices, notice of maintenance activities or Landlord access, a change in billing or notice address, estimated Operating Expenses, reconciliation of Operating Expenses, rules and regulations, etc.) may be given by written notice left at the Premises or delivered by regular mail, facsimile, or electronic means (such as email) to any person at the Premises whom Landlord reasonably believes is authorized to receive such notice on behalf of Tenant without copies as specified herein.

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If to Tenant:

Before the Substitution Premises Commencement Date:

Marinus Pharmaceuticals, Inc.

Three Radnor Corporate Center, Suite 304

100 Matsonford Road

Radnor, PA 19087

Attn: Edward F. Smith, CFO

After the Substitution Premises Commencement Date:

Marinus Pharmaceuticals, Inc.

170 Radnor Chester Road, Suite 250

Radnor, PA 19087

Attn: Edward F. Smith, CFO

with a copy to:

Duane Morris LLP

30 South 17th Street

Philadelphia, PA  19103

Attn:  Kathleen M. Shay, Esq.

and to Landlord: Brandywine Operating Partnership, L.P. 555 East Lancaster Ave., Suite 100 Radnor, PA 19087 Attn: Jeff DeVuono

7. TENANT REPRESENTATIONS. Tenant hereby confirms that, as of the date of this Amendment, (i) the Existing Lease is in full force and effect and Tenant is in possession of the Existing Premises; (ii) to Tenant’s knowledge, Landlord has performed all outstanding improvement obligations under the Existing Lease; and (iii) to Tenant’s knowledge, there are no defaults by Landlord under the Existing Lease.

8. No Options/Rights.  Any and all options of Tenant to extend or reduce the Term or expand or reduce the size of the Premises, including without limitation rights of first refusal, offer, and negotiation, are hereby deleted in their entireties and are of no further force and effect.

9. LANDLORD’S RIGHT TO MAKE REPAIRS.  In the event of an emergency, such as a burst waterline or act of God, Landlord shall have the right to make repairs for which Tenant is responsible under the Lease (at Tenant's cost) without giving Tenant prior notice, but in such case Landlord shall provide notice to Tenant as soon as practicable thereafter, and Landlord shall take commercially reasonable steps to minimize the costs incurred.

10. RELOCATION. The first sentence of Section 25 of the Current Lease is hereby deleted in its entirety and replaced by the following sentences:

Landlord, at its sole expense, on at least 60 days’ prior written notice to Tenant, may require Tenant to move from the Premises to another suite in the Building or in the Project provided such other suite is substantially comparable in size and décor, with a view comparable to the view from the Premises, and with a similar windowline.  Landlord shall not exercise its rights pursuant to this Section 25 more than once during the Term.  If such relocation suite is unacceptable to Tenant,  in Tenant’s reasonable opinion,  Tenant shall have the right to terminate the Lease by written notice to Landlord not more than 10 days after Tenant’s receipt of Landlord’s relocation notice and, in such event, the Lease shall terminate on the date that is 90 days after Landlord’s receipt of Tenant’s termination notice,  unless Landlord revokes its relocation notice within 10 days from receipt of Tenant’s termination notice.

11. BROKERAGE COMMISSION Landlord and Tenant mutually represent and warrant to each

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other that they have not dealt, and will not deal, with any real estate broker or sales representative in connection with this proposed transaction. Each party agrees to indemnify, defend and hold harmless the other and their directors, officers and employees from and against all threatened or asserted claims, liabilities, costs and damages (including reasonable attorney’s fees and disbursements) which may occur as a result of a breach of this representation.

12. EFFECT OF AMENDMENT; RATIFICATION.  Landlord and Tenant hereby acknowledge and agree that, except as provided in this Amendment, the Existing Lease has not been modified, amended, canceled, terminated, released, superseded or otherwise rendered of no force or effect. The Existing Lease is hereby ratified and confirmed by the parties hereto, and every provision, covenant, condition, obligation, right, term and power contained in and under the Existing Lease shall continue in full force and effect, affected by this Amendment only to the extent of the amendments and modifications set forth above. In the event of any conflict between the terms and conditions of this Amendment and those of the Existing Lease, the terms and conditions of this Amendment shall control. To the extent permitted by applicable law, Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter arising out of or in any way connected with the Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Building, any claim or injury or damage, or any emergency or other statutory remedy with respect thereto. Tenant specifically acknowledges and agrees that the last 4 paragraphs of Section 18 of the Existing Lease concerning Confession of Judgment are hereby deleted and replaced by the following:

In addition to, and not in lieu of any of the foregoing rights granted to Landlord:

WHEN THIS LEASE OR TENANT’S RIGHT OF POSSESSION SHALL BE TERMINATED BY COVENANT OR CONDITION BROKEN, OR FOR ANY OTHER REASON, EITHER DURING THE TERM OF THIS LEASE OR ANY RENEWAL OR EXTENSION THEREOF, AND ALSO WHEN AND AS SOON AS THE TERM HEREBY CREATED OR ANY EXTENSION THEREOF SHALL HAVE EXPIRED, IT SHALL BE LAWFUL FOR ANY ATTORNEY AS ATTORNEY FOR TENANT TO FILE AN AGREEMENT FOR ENTERING IN ANY COMPETENT COURT AN ACTION TO CONFESS JUDGMENT IN EJECTMENT AGAINST TENANT AND ALL PERSONS CLAIMING UNDER TENANT, WHEREUPON, IF LANDLORD SO DESIRES, A WRIT OF EXECUTION OR OF POSSESSION MAY ISSUE FORTHWITH, WITHOUT ANY PRIOR WRIT OF PROCEEDINGS, WHATSOEVER, AND PROVIDED THAT IF FOR ANY REASON AFTER SUCH ACTION SHALL HAVE BEEN COMMENCED THE SAME SHALL BE DETERMINED AND THE POSSESSION OF THE PREMISES HEREBY DEMISED REMAIN IN OR BE RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT UPON ANY SUBSEQUENT DEFAULT OR DEFAULTS, OR UPON THE TERMINATION OF THIS LEASE AS HEREINBEFORE SET FORTH, TO BRING ONE OR MORE ACTION OR ACTIONS AS HEREINBEFORE SET FORTH TO RECOVER POSSESSION OF THE SAID PREMISES.

In any action to confess judgment in ejectment, Landlord shall first cause to be filed in such action an affidavit made by it or someone acting for it setting forth the facts necessary to authorize the entry of judgment, of which facts such affidavit shall be conclusive evidence, and if a true copy of this Lease (and of the truth of the copy such affidavit shall be sufficient evidence) be filed in such action, it shall not be necessary to file the original as a warrant of attorney, any rule of Court, custom or practice to the contrary notwithstanding.

________ (TENANT’S INITIAL). TENANT WAIVER. TENANT SPECIFICALLY ACKNOWLEDGES THAT TENANT HAS VOLUNTARILY, KNOWINGLY, AND INTELLIGENTLY WAIVED CERTAIN DUE PROCESS RIGHTS TO A PREJUDGMENT HEARING BY AGREEING TO THE TERMS OF THE FOREGOING PARAGRAPHS REGARDING CONFESSION OF JUDGMENT. TENANT FURTHER SPECIFICALLY AGREES THAT IN THE EVENT OF DEFAULT, LANDLORD MAY PURSUE MULTIPLE REMEDIES INCLUDING OBTAINING POSSESSION PURSUANT TO A JUDGMENT BY CONFESSION. FURTHERMORE, TENANT SPECIFICALLY WAIVES ANY CLAIM AGAINST LANDLORD AND LANDLORD’S COUNSEL FOR VIOLATION OF TENANT’S CONSTITUTIONAL RIGHTS IN THE EVENT THAT JUDGMENT IS CONFESSED PURSUANT TO THIS LEASE.

TENANT:

Marinus Pharmaceuticals, Inc.

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By:

Name:

Title:

Date:

COMMONWEALTH OF PENNSYLVANIA§

§

COUNTY OF ____________________§

This document was acknowledged before me on ______________________________________, 20____ by ____________________________________________, _____________________________ of ____________________ on behalf of said ____________________.

______________________________________________

Notary Public in and for the Commonwealth of Pennsylvania

[SEAL]

My commission expires: ______________________________

Notary’s Printed Name: _______________________________

13. COUNTERPARTS; ELECTRONIC TRANSMITTAL. This Amendment may be executed in any number of counterparts, each of which when taken together shall be deemed to be one and the same instrument. The parties acknowledge and agree that notwithstanding any law or presumption to the contrary, the exchange of copies of this Amendment and signature pages by electronic transmission shall constitute effective execution and delivery of this Amendment for all purposes, and signatures of the parties hereto transmitted electronically shall be deemed to be their original signature for all purposes.

14. ASSIGNMENT AND ASSUMPTION OF LEASE. Existing Landlord hereby assigns all of its right, title, and interest in and to the Existing Lease to Landlord from and after the Substitution Premises Commencement Date, and Existing Landlord agrees and covenants to indemnify Landlord from and against any and all liabilities, costs, and obligations that result from Existing Landlord's breach of any of the terms, conditions, or obligations under the Lease prior to the Substitution Premises Commencement Date. Landlord hereby assumes and agrees to perform all of the covenants, conditions, and obligations of Existing Landlord set forth in the Lease from and after the Substitution Premises Commencement Date, and to indemnify Existing Landlord from and against any and all liabilities, costs, and obligations that result from Landlord's breach of any of the terms, conditions, or obligations under the Lease from and after the Substitution Premises Commencement Date.

[Signatures on next page.]

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this agreement on the date first above written.

LANDLORD:	TENANT:
Radnor Properties-SDC, L.P.	Marinus Pharmaceuticals, Inc.

By: /s/ Kathy Sweeney-Pogwist	By: /s/ Edward Smith
Name: Kathy Sweeney-Pogwist	Name: Edward Smith
Title: Senior Vice President of Leasing	Title: Chief Financial Officer
Date: December 28, 2015	Date: December 8, 2015

JOINDER:

Existing Landlord joins this Amendment solely to: (i) acknowledge and agree that effective on the Existing Premises Termination Date, the Lease shall terminate as it pertains solely to the Existing Premises, (ii) acknowledge and agree that Tenant may access the Existing Premises for a period of five (5) business days after the Existing Premises Termination Date pursuant to Section 2(d) of this Amendment, (iii) agree to deliver the balance of the Security Deposit under the Existing Lease to Landlord pursuant to Section 5 of this Amendment, and (iii) agree to Section 14 of this Amendment.

Acknowledged and agreed by Existing Landlord:

Radnor Center Associates

By:  /s/ Kathy Sweeney-Pogwist

Name: Kathy Sweeney-Pogwist

Title: Senior Vice President of Leasing

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EXHIBIT “A”

SUBSTITUTION PREMISES

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EXHIBIT “B”

FORM OF COLT

CONFIRMATION OF LEASE TERM

THIS CONFIRMATION OF LEASE TERM ("COLT") is made as of the _____ of _____, _____, between _______________ ("Landlord") and _______________ ("Tenant").

1. Landlord and Tenant are parties to that certain _____ dated _____ ("Lease Document"), with respect to the premises described in the Lease Document, known as Suite _____ consisting of approximately _____ rentable square feet ("Premises"), located at _______________________________.

2. All capitalized terms, if not defined in this COLT, have the meaning give such terms in the Lease Document.

3. Tenant has accepted possession of the Premises in its "AS IS" "WHERE IS" condition and all improvements required to be made by Landlord per the Lease Document have been completed.

4. The Lease Document provides for the commencement and expiration of the Term of the lease of the Premises, which Term commences and expires as follows:

   a. Commencement of the Term of the Premises: _____

   b. Expiration of the Term of the Premises: _____

5. The required amount of the Security Deposit and/or Letter of Credit per the Lease Document is $_____. Tenant has delivered the Security Deposit and/or Letter of Credit per the Lease Document in the amount of $_____.

6. The Building Number is _____ and the Lease Number is _____. This information must accompany every payment of Rent made by Tenant to Landlord per the Lease Document.

TENANT:

____

By:_____________________________________

Name: __________________________________

Title: ___________________________________

LANDLORD:

____

By: ___________________________________

Name:__________________________________

Title:____________________________________

SAMPLE

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EXHIBIT “C”

SUBSTITUTION PREMISES

LEASEHOLD IMPROVEMENTS

1. Certain Definitions.

(a) “Architect” means the architect or space planner, if any, engaged by Landlord to prepare and/or review the Plans.

(b) “Building Standard” means the quality and quantity of materials, finishes, ways and means, and workmanship specified from time-to-time by Landlord as being standard for leasehold improvements at the Building or for other areas at the Building, as applicable.

(c) “CD’s” means construction drawings and specifications for the Substitution Premises Leasehold Improvements. The CD’s may include construction working drawings, mechanical, electrical, plumbing, and other technical specifications, and the finishing details, including wall finishes and colors, and technical and mechanical equipment installation, if any, detailing installation of the Substitution Premises Leasehold Improvements, and shall be based on the Initial Plans.

(d) “Construction Costs” means all costs in the permitting, demolition, construction, acquisition, and installation of the Substitution Premises Leasehold Improvements, including, without limitation, contractor fees, overhead, and profit, and the cost of all labor and materials supplied by Landlord’s general contractor(s), suppliers, independent contractors, and subcontractors arising in connection with the Substitution Premises Leasehold Improvements.

(e) “Construction Information” means information that is required by the Architect to enable the Architect to prepare and deliver to Landlord the Plans, including, without limitation, Tenant’s finish selections, mechanical loads, electrical loads and locations, furniture plans, and special lighting and use requirements, if any.

(f) “Contractor” means the firm from time to time selected by Landlord to construct, install, or alter the Substitution Premises Leasehold Improvements.

(g) “Improvement Costs” means the sum of: (i) the Planning Costs, and (ii) the Construction Costs.

(h) “Initial Plans” means the space plan and any scope of work attached hereto as Exhibit C-1.

(i) “Plans” means the plans shown or described on Exhibit C-1 attached hereto and the scope of work therein; provided, however, if construction drawings for the Substitution Premises Leasehold Improvements are required under applicable Laws, then the “Plans” means the CD’s.

(j) “Planning Costs” means all costs related to the design of the Substitution Premises Leasehold Improvements including, without limitation, the professional fees of any engineers, consultants, architects, and/or space planners engaged by Landlord and other professionals preparing and/or reviewing the Plans.

(k) “Punch List” means the list of items of Substitution Premises Leasehold Improvements, if any, that require correction, repair, or replacement, do not materially affect Tenant’s ability to use the Substitution Premises for the Permitted Use, and are listed in a writing prepared in accordance with Section 7 below.

(l) “Substantial Completion” or “Substantially Completed”  means the later of the date on which: (i) the Substitution Premises Leasehold Improvements have been completed except for Punch List work; and (ii) Landlord has obtained a final inspection approval, or temporary or permanent certificate of occupancy from the applicable local governing authority (provided that if Landlord procures a temporary certificate of occupancy, Landlord shall thereafter procure a permanent certificate of occupancy), if required by law. If issuance of such approval or certificate is conditioned upon Tenant’s installation of its equipment, racking, cabling, or furniture, or completion of any other work or activity in the Substitution Premises for which Tenant is responsible, and the governmental authority will not

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issue the approval or certificate, or schedule an inspection of the Substitution Premises Leasehold Improvements due to Tenant’s failure to complete any work, installation, or activity (including the installation of the Tenant’s Equipment), then the Substitution Premises Leasehold Improvements shall be deemed Substantially Completed without Landlord having obtained the approval or temporary or permanent certificate of occupancy and correspondingly, the Commencement Date shall be established.

(m) “Substitution Premises Leasehold Improvements”  means the improvements, alterations, and other physical additions to be made or provided to, constructed, delivered, or installed at, or otherwise acquired for, the Substitution Premises in accordance with the Plans. Any provision of this Exhibit to the contrary notwithstanding, the Substitution Premises Leasehold Improvements shall not include Tenant’s Equipment.

(n) “Tenant Delay”  means that, in whole or in part, Substantial Completion is delayed, or Landlord is delayed in obtaining any permit(s) or certificate(s) that Landlord is required to obtain under the Lease or this Exhibit, as a result of any of the following: (i) Tenant fails to fully and timely comply with the terms of this Exhibit, including without limitation Tenant’s failure to comply with any of the deadlines specified in this Exhibit; (ii) Tenant changes the Plans, including any Change Orders (as defined in Section 2), notwithstanding Landlord’s approval of such changes; (iii) Tenant changes the Construction Information; (iv) Tenant requests non-Building Standard improvements, materials, finishes, or installations; (v) delays caused by any governmental or quasi-governmental authorities arising from the Substitution Premises Leasehold Improvements being designed to include items or improvements not typically found in office space of other comparable buildings in the market in which the Building is located; (f) Tenant or its contractors interfere with the work of Landlord or Contractor including, without limitation, during any pre-commencement entry period or in connection with Tenant’s installation of Tenant’s Equipment; or (vi) any other Tenant-caused delay.

(o) “Tenant’s Equipment”  means any telephone, telephone switching, telephone, data, and security cabling and systems, furniture, computers, servers, Tenant’s trade fixtures, and other personal property installed (or to be installed) by or on behalf of Tenant in the Substitution Premises.

(p) “Tenant’s Expenditure Authorization” means an authorization by Tenant to Landlord to expend funds on behalf of Tenant for the Substitution Premises Leasehold Improvements.

(q) “Tenant’s Representative”  means Edward F. Smith, whose email address is esmith@marinuspharma.com. All correspondence and information to be delivered to Tenant with respect to this Exhibit shall be delivered to Tenant’s Representative.

2. Process; Tenant’s Representative; Change Orders.

(a) Process. Landlord will, at its sole cost and expense and using Building-standard materials and finishes, complete the Substitution Premises Leasehold Improvements as shown on the Plans.  Notwithstanding the forgoing, Tenant, at its sole cost, shall pay all costs associated with purchasing and installing full glass lites in the entry and office doors. If any material revision to the Substitution Premises Leasehold Improvements is deemed necessary by Landlord in its reasonable discretion, such revision will be submitted to Tenant for approval, which approval may not be unreasonably withheld, conditioned, or delayed.

(b) Tenant’s Representative.  Tenant’s Representative shall have authority to grant any consents or approvals by Tenant under this Exhibit, and for authorizing and executing any and all change orders or other documents in connection with this Exhibit, and Landlord shall have the right to rely thereon. Tenant hereby ratifies all actions and decisions with regard to the Substitution Premises Leasehold Improvements that Tenant’s Representative may have taken or made prior to the execution of the Amendment. Landlord shall not be obligated to respond to or act upon any plan, drawing, change order, approval, or other matter relating to the Substitution Premises Leasehold Improvements until it has been executed by Tenant’s Representative or a senior officer of Tenant.

(c) Change Orders. Tenant shall have the right to make changes to the Plans provided: (i) such changes are approved in writing by Landlord (“Approved Changes”); and (ii) Tenant reimburses Landlord for the net costs to Landlord (including any delays) arising from Tenant’s change(s) to the Plans (the “Additional Costs”). Landlord shall have the right to issue a Tenant’s Expenditure Authorization for Additional Costs. Tenant shall reimburse Landlord

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for the Additional Costs within 10 business days after Tenant’s receipt of an invoice from Landlord for the Additional Costs.

3. Completion of Substitution Premises Leasehold Improvements.

(a) Allocation. Except to the extent that the Plans, the Approved Changes, and/or this Exhibit provide that Tenant shall complete a portion of the Substitution Premises Leasehold Improvements, Landlord shall, at Landlord’s cost and expense, cause the Substitution Premises Leasehold Improvements to be made, constructed, or installed in a good and workmanlike manner substantially in accordance with the Plans and Approved Changes.

(b) Building Standards. Except as expressly set forth otherwise in the Plans and/or the Approved Changes, Landlord shall cause the Substitution Premises Leasehold Improvements to be constructed or installed to Building Standards; provided, however, Landlord shall have the right to substitute comparable non-Building Standard materials, fixtures, finishes, and items to the extent Building Standard items are not readily available.

4. Central Systems.  Neither Tenant nor any of its agents or contractors shall alter, modify, or in any manner disturb any of the Building systems or components within the Building core servicing the tenants of the Building or Building operations generally (such as base building plumbing, electrical, heating, ventilation and air conditioning, fire protection and fire alert systems, elevators, structural systems, building maintenance systems, or anything located within the core of the Building or central to the operation of the Building).

5. Tenant’s Equipment. Tenant shall be solely responsible for the procuring, ordering, delivery, and installation of Tenant’s Equipment in compliance with all Laws. Tenant shall coordinate the installation of Tenant’s Equipment (including cabling) at the Substitution Premises with Contractor’s completion of the Substitution Premises Leasehold Improvements.

6. Cooperation.  Tenant and Tenant’s Representative shall cooperate with Landlord, Architect, and the Contractor to promote the efficient and expeditious completion of the Substitution Premises Leasehold Improvements.

7. Punch List. Prior to Substantial Completion, Landlord or the Architect shall prepare a preliminary Punch List in writing for Landlord’s and Tenant’s review. Landlord shall schedule a walkthrough of the Substitution Premises with Tenant’s Representative to occur on Substantial Completion, from which Landlord shall generate a final Punch List. Landlord shall diligently pursue completion of any Punch List work, and make commercially reasonable efforts to complete all Punch List work within 30 days after Substantial Completion. Landlord shall obtain from Contractor a commercially customary one-year warranty for the Substitution Premises Leasehold Improvements, and Landlord shall make claim under such warranties on behalf of Tenant, to the extent necessary. The taking of possession of the Substitution Premises by Tenant shall constitute an acknowledgment by Tenant that the Substitution Premises are in good condition and that all work and materials provided by Landlord are satisfactory except as to any latent defects discovered within the first 12 months of the Term and items contained in the Punch List.

8. Tenant Delay. In the event of Tenant Delay, Substantial Completion shall be deemed to be the date Substantial Completion would have occurred but for Tenant Delays. Landlord shall have no obligation to expend any funds, employ any additional labor, contract for overtime work, or otherwise take any action to compensate for any Tenant Delay.

9. Early Access. Subject to the terms herein and Tenant’s compliance with all applicable Laws, Tenant shall have reasonable access to the Substitution Premises (“Early Access”) during: (i) completion of the Substitution Premises Leasehold Improvements to coordinate installation of Tenant’s cabling and wiring; and (ii) the 2-week period prior to Substantial Completion to coordinate installation of Tenant’s Equipment; provided in any such case Tenant’s Early Access does not interfere with, or delay completion of the Substitution Premises Leasehold Improvements, and Tenant first provides Landlord with a certificate of insurance as required under the Lease. Tenant shall be fully responsible for all costs related to Early Access. All insurance, waiver, indemnity, and alteration provisions of the Lease shall be in full force and effect during Early Access. Tenant shall ensure that its phone/data, security, and other vendors comply with all applicable Laws and pull their permits and perform their work in conjunction with the Substitution Premises Leasehold Improvements so as not to delay completion of the Substitution Premises Leasehold Improvements and any and all inspections therefor. Tenant and its contractors shall coordinate all activities with Landlord in advance and in

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writing, and shall comply with Landlord’s instructions and directions so that Tenant’s early entry does not interfere with or delay any work to be performed by Landlord. Any delay resulting from Early Access, including without limitation due to a Tenant vendor’s work delaying Landlord’s ability to obtain its permits, shall be deemed a Tenant Delay.

10. Costs. If Tenant fails to make any payment when due under this Exhibit, such failure shall be deemed a failure to make a Rent payment under the Lease.

EXHIBIT C-1

SPACE PLAN (NOT TO SCALE)

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Tenant: Marinus Pharmaceuticals, Inc.

Premises: Suite 304, Three Radnor Corporate Center

LEASE

THIS LEASE ("Lease") is entered into as of the 14 day of October, 2014, between RADNOR CENTER ASSOCIATES, a Pennsylvania limited partnership ("Landlord"), and MARINUS PHARMACEUTICALS, INC., a Delaware corporation ("Tenant").

In consideration of the mutual covenants stated below, and intending to be legally bound, the parties covenant and agree as follows:

1. PREMISES. Landlord leases to Tenant and Tenant leases from Landlord Suite No. 304, which the parties stipulate and agree is 3,881 rentable square feet shown on the space plan attached hereto as Exhibit “A” (“Premises”), located at Three Radnor Corporate Center, 100 Matsonford Road, Radnor, Pennsylvania 19087 (“Building”), which is a part of the project located at Radnor Corporate Center (“Project”). Following the execution of this Lease and prior to the Commencement Date (hereinafter defined), Landlord shall complete the following, at Landlord’s expense: (i) paint the interior walls of the Premises that currently are painted with Building-standard paint; (ii) steam clean existing carpets of the Premises and (iii) remove existing logos on the glass interior sidelights (collectively, “Improvements”). Tenant shall be solely responsible for installation of its data/telecommunication systems and wiring at the Premises. Subject to Landlord’s reasonable approval, Tenant may use the vendor of its choice for such installation. Tenant shall contact the municipality in which the Building is located for specific installation requirements and shall comply with all local rules and regulations and shall obtain and pay for any and all required permits in connection therewith.

2. TERM. Subject to completion of the Improvements, Tenant agrees to accept the Premises in “AS-IS” “WHERE-IS” condition, without representation or warranty. The term (“Term”) of the Lease shall be for a period of sixty-six months, commencing on November 1, 2014 (“Commencement Date”) and expiring on April 30, 2020. Tenant and its authorized agents, employees and contractors shall have the right, at Tenant’s own risk, expense and responsibility, at all reasonable times commencing two (2) weeks prior to the Commencement Date to enter the Premises for the purpose of taking measurements and installing its furnishings, fixtures and equipment (including data/telecommunication systems and wiring), provided that Tenant acknowledges that all provisions of the Lease shall then be in full force and effect (except the obligation to pay Fixed Rent and Additional Rent).

3. FIXED RENT; SECURITY DEPOSIT.

(a) Commencing on Commencement Date and on the first (1st) day of each month thereafter, during the Term, Tenant shall pay to Landlord without notice or demand, and without set-off, deduction or counterclaim (except as otherwise expressly set forth in this Lease) the monthly installment of annual Fixed Rent as set forth below and any monthly payments of Additional Rent (as applicable), by (i) check payable to Landlord, sent to Brandywine Operating Partnership, LP, P.O. Box 11951, Newark, NJ 07101-4951; (ii) electronic fund transfer through the Automated Clearing House network or similar system designated by Landlord, to the extent available (“ACH”) or (iii) wire transfer of immediately available funds. If the Commencement Date is not the first day of the month, the first monthly payment of Fixed Rent shall be prorated for any partial month of occupancy. “Rent” shall be defined as Fixed Rent and any other sum owed by Tenant to Landlord. All payments of Rent must include the following information: Building Number 593 and Lease Number _____. These numbers shall be provided to Tenant in the COLT.

TIME PERIOD	RENT PER R.S.F.	ANNUALIZED FIXED RENT	MONTHLY INSTALLMENTS
11/1/14-4/30/15 (“Abatement Period”)	$0.00	$0.00	$0.00
5/1/15-4/30/16	$33.00	$128,672.75	$10,672.75
5/1/16-4/30/17	$33.66	$130,634.46	$10,886.21

5/1/17-4/30/18	$34.33	$133,234.73	$11,102.89
5/1/18-4/30/19	$35.02	$135,912.62	$11,326.05
5/1/19-4/30/20	$35.72	$138,629.32	$11,552.44

(a) Tenant shall pay to Landlord the first full month's installment of unabated Fixed Rent and the Security Deposit contemporaneously with Tenant’s execution and delivery of this Lease to Landlord. If any amount due from Tenant is not paid to Landlord when due, Tenant shall also pay as Additional Rent a late fee of five percent (5%) of the total payment then due. The late fee shall accrue on the initial date of a payment’s due date, irrespective of any grace period granted hereunder; provided however, Landlord shall forgive such late fee due from Tenant up to twice per calendar year if the Tenant makes the required payment within three (3) days. The late fee shall accrue on the initial date of a payment’s due date, irrespective of any grace period granted hereunder. Tenant shall pay to Landlord all sales, use, transaction privilege, gross receipts, or other excise tax that may at any time be levied or imposed upon, or measured by, any amount payable by Tenant under this Lease.

(b) Tenant shall be required to pay a security deposit of $10,672.75 under this Lease ("Security Deposit"), as security for the prompt and complete performance by Tenant of every provision of this Lease. No interest shall be paid to Tenant on the Security Deposit. If Tenant fails to perform any of its obligations hereunder beyond the expiration of applicable notice and/or grace periods, Landlord may use, apply or retain the whole or any part of the Security Deposit for the payment of (i) any rent or other sums of money which Tenant may not have paid when due, (ii) any sum expended by Landlord in accordance with the provisions of this Lease, and/or (iii) any sum which Landlord may expend or be required to expend by reason of Tenant's default. The use of the Security Deposit by Landlord shall not prevent Landlord from exercising any other remedy provided by this Lease or by law and shall not operate as either liquidated damages or as a limitation on any recovery to which Landlord may otherwise be entitled. If any portion of the Security Deposit is used, applied or retained by Landlord, Tenant agrees, within five (5) business days after the written demand therefor is made by Landlord, to deposit cash with the Landlord in an amount sufficient to restore the Security Deposit to its original amount. Provided Tenant shall have fully complied with all of the provisions of this Lease, including payment of its Rent obligations, the Security Deposit, or any balance thereof, shall be returned to Tenant within thirty (30) days after the later of expiration of the Term, Tenant’s surrender of the Premises, payment of all Rent due hereunder, and satisfaction of the conditions set forth herein. Upon the return of the Security Deposit to the original Tenant hereunder, or the remaining balance thereof, Landlord shall be completely relieved of liability with respect to the Security Deposit. In the event of a transfer of the Building, Landlord shall have the right to transfer the Security Deposit and Landlord shall thereupon be released by Tenant from all liability for the return of such Security Deposit. Upon the assumption of such Security Deposit by the transferee, Tenant agrees to look solely to the new landlord for the return of said Security Deposit.

4. ADDITIONAL RENT.

(a) Commencing on January 1, 2016 with respect to Operating Expenses, Taxes and Janitorial Costs (all as such are defined below), and in each calendar year thereafter during the Term (as the same may be extended), Tenant shall pay in advance on a monthly basis to Landlord Tenant’s Share (as hereinafter defined) of Operating Expenses, Taxes and Janitorial Costs in excess of the Operating Expenses, Taxes and Janitorial Costs in calendar year 2015 (“Base Year”), without deduction, counterclaim or set off (except as otherwise expressly set forth in this Lease).

(b) Certain Definitions.

(i) “Tenant’s Share” shall be 3.26%, which is derived by dividing the rentable square feet of the Premises (3,881) by the rentable square feet of the Building (119,087) expressed as a percentage, which Tenant’s Share may increase or decrease as the Building or Premises size increases or decreases.

(ii) “Operating Expenses” are defined as all reasonable operating costs and expenses related to the maintenance, operation and repair of the Project incurred by Landlord, including but not limited to management fee not to exceed five percent (5%) of Rent; amortization of capital expenditures and capital repairs and replacements (“Capital Items”), provided such Capital Items (x) are necessitated by a change in law or regulation occurring after the date of this Lease; (y) are reasonably intended to have cost-saving benefits over the Term of the Lease; or (z) are reasonably prudent measures to improve the safe operation of the Property (collectively, “Permitted Capital Expenditures”); all costs associated with the removal of snow and ice from the Project; and insurance premiums and deductibles payable by Landlord for insurance with respect to the Project. Notwithstanding the foregoing, the term “Operating Expenses” shall not include any of the following: (A) Repairs or other work occasioned by fire, windstorm or other casualty or by the exercise of the right of eminent domain to the extent of insurance proceeds or condemnation awards received therefor; (B) Leasing commissions, accountants’, consultants’, auditors’ or attorneys’ fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with other tenants or prospective tenants or other occupants, or associated with the enforcement of any other leases or the defense of Landlord’s title to or interest in the real property or any part thereof; (C) Costs incurred by Landlord in connection with construction of the Building and related facilities, the correction of latent defects in construction of the Building or the discharge of Landlord’s Work; (D) Costs (including permit, licenses and inspection fees) incurred in renovating or otherwise improving or decorating, painting, or redecorating the Building or space for other tenants or other occupants or vacant space; (E) Depreciation and amortization; (F) Costs incurred due to a breach by Landlord or any other tenant of the terms and conditions of any lease; (G) Overhead and profit increment paid to subsidiaries or affiliates of Landlord for management or other services on or to the Building or for supplies, utilities or other materials, to the extent that the costs of such services, supplies, utilities or materials exceed the reasonable costs that would have been paid had the services, supplies or materials been provided by unaffiliated parties on a reasonable basis without taking into effect volume discounts or rebates offered to Landlord as a portfolio purchaser; (H) Interest on debt or amortization payments on any mortgage or deeds of trust or any other borrowings and any ground rent; (I) Ground rents or rentals payable by Landlord pursuant to any over-lease or any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord; (J) Costs incurred in managing or operating any “pay for” parking facilities within the Project; (K) Expenses resulting from the gross negligence or willful misconduct of Landlord; (L) Any fines or fees for Landlord’s failure to comply with governmental, quasi-governmental, or regulatory agencies’ rules and regulations, or any costs or expenses incurred by Landlord due to violation by Landlord, or Landlord’s agents, contractors or employees, of either the payment terms and conditions of any lease or, service contract or other agreement covering space in the Building or Landlord’s obligations as owner of the Building; (M) Legal, accounting and other expenses related to Landlord’s financing, re-financing, mortgaging or selling the Building or the Project; (N) Taxes or income taxes of Landlord; (O) Costs for sculpture, decorations, painting or other objects of art in excess of amounts typically spent for such items in office buildings of comparable quality in the competitive area of the Building; (P) Cost of any political, charitable or civic contribution or donation; (Q) Capital Items, except for Permitted Capital Expenditures; (R) Any costs or expenses that are properly chargeable to particular tenants in the Project, including, without limitation, costs and expenses for providing heating and air conditioning service outside of normal business hours and damages to the Project or any part thereof caused by the act or neglect of another tenant; (S) Any costs or expenses relating to utilities or other services for which Tenant pays for such utilities or other services directly; (T) Any costs or expenses properly attributable (applying generally accepted accounting principles) to other calendar years; (U) Lease payments for rented equipment the cost of which equipment would constitute a capital expenditure if the equipment were purchased by Landlord; provided, however, if the reasonable amortization of the cost (or a portion thereof) of such equipment would be permitted to be included in Operating Expenses above if such equipment were purchased by Landlord, the equipment lease payments may be included in Operating Expenses to the same extent; (V) Compensation of employees of Landlord above the grade of regional property manager, who are not assigned, in whole or in part to the operation, management or repair of the Building; and Common area utilities, which shall be paid by Tenant pursuant to Section 5 hereof; (X) Costs and expenses paid by Landlord if and to the extent such costs and expenses are incurred by Landlord for any work or service furnished to any other tenant in the Project (other than Tenant) to a materially greater extent and in a materially more favorable manner than furnished generally to the remaining tenants in the Project (including Tenant); (Y) Costs incurred with respect to the ownership of the Building, as opposed to the operation and maintenance of the Building, including Landlord’s income taxes, excess profit taxes, franchise taxes or similar taxes on Landlord’s business; preparation of income tax returns; corporation, partnership or other business form organizational expenses; franchise taxes; filing fees; or other such expenses; and (Z) Costs incurred in cleaning up any environment hazard or condition in violation of any environmental law.

(iii) “Taxes” are defined as all taxes, assessments and other governmental charges,

including special assessments for public improvements or traffic districts which are levied or assessed against the Project during the Term or, if levied or assessed prior to the Term, which properly are allocable to the Term, and real estate tax appeal expenditures incurred by Landlord to the extent of any reduction resulting thereby. Nothing herein contained shall be construed to include as Taxes: (i) any inheritance, estate, succession, transfer, gift, franchise, corporation, net income or profit tax or capital levy that is or may be imposed upon Landlord or (ii) any transfer tax or recording charge resulting from a transfer of the Building or the Project or any interest in the Building or Project; provided, however, that if at any time during the Term the method of taxation prevailing at the Commencement Date shall be altered so that in lieu of or as a substitute for the whole or any part of the taxes now levied, assessed or imposed on real estate as such there shall be levied, assessed or imposed: (A) a tax on the rents received from such real estate, (B) a license fee measured by the rents receivable by Landlord from the Premises or any portion thereof, or (C) a tax or license fee imposed upon Premises or any portion thereof, then the same shall be included in the computation of Taxes hereunder.  Tenant shall pay all personal property taxes, income taxes and other taxes, assessments, duties, impositions and similar charges which are or may be assessed, levied or imposed upon Tenant and which, if not paid, could be liened against the Premises or against Tenant's property therein or against Tenant's leasehold estate.

(iv) “Janitorial Costs” are defined as all costs associated with trash and garbage removal and recycling and cleaning and sanitizing the Building and those costs associated with the items of work set forth in Exhibit “C” attached hereto, but excluding costs that are properly chargeable to particular tenants in the Project, including, without limitation, services provided to particular tenants in the Project that are not provided to all tenants of the Project.

(v) Collectively, Operating Expenses, Taxes, and Janitorial Costs shall be referred to as “Recognized Expenses.” Each of the Recognized Expenses, all charges for all utilities as set forth in Section 5 below and all other amounts due to Landlord from Tenant as provided herein (excluding only Fixed Rent) shall for all purposes herein be considered “Additional Rent”.

(c) Commencing January 1, 2016 and on the first (1st) day of each month thereafter during the Term, Tenant shall pay, in monthly installments in advance, on account of Tenant's Share of Recognized Expenses, one-twelfth (1/12th) of the estimated amount of the increase of such Recognized Expenses for such year in excess of the Base Year. Prior to the end of the calendar year in which the Lease commences and thereafter for each successive calendar year (each, a "Lease Year"), or part thereof, Landlord shall send to Tenant a statement of projected increases in such Recognized Expenses in excess of the Base Year, and shall indicate what Tenant's Share of such Recognized Expenses shall be. The Base Year shall be adjusted (i) to exclude from the Base Year "extraordinary items" incurred in such calendar year, (ii) to reflect the Building being 95% occupied (as contemplated by subsection (e) below), and (iii) to reflect a full assessment for Taxes. For purposes of this subparagraph, extraordinary items shall mean either (i) cost increases or decreases over the prior calendar year of eleven and one quarter percent (11.25%) or more with respect to certain on-going line items, or (ii) items which increase Landlord’s total expenses and such items have not been included in the determination of expenses by the Landlord (or the Landlord’s predecessor in interest) for the prior three years of operating the Building. When administratively available (but not later than June 30 of each year), Landlord shall send to Tenant a statement of actual Recognized Expenses for the prior Lease Year and showing the Tenant’s Share due from or owed to Tenant, which statement shall include such detail as may be reasonably required to support Landlord’s calculation of actual Recognized Expenses.  In the event the amount prepaid by Tenant exceeds the amount that was actually due then Landlord shall issue a credit to Tenant in an amount equal to the over charge, which credit Tenant may apply to future payments on account of such Recognized Expenses until Tenant has been fully credited with the over charge. If the credit due to Tenant is more than the aggregate total of future rental payments, Landlord shall pay to Tenant the difference between the credit and such aggregate total within thirty (30) days of such statement. In the event Landlord has undercharged Tenant, then Landlord shall send Tenant an invoice with the additional amount due, which amount shall be paid in full by Tenant within thirty (30) days of receipt. This subsection shall survive the expiration or termination of this Lease.

(d) If during the course of any Lease Year, Landlord shall have reason to believe that the Recognized Expenses shall be different than that upon which the aforesaid projections were originally based, then Landlord, shall be entitled to adjust the amount by reallocating the remaining payments for such year, for the months of the Lease Year which remain for the revised projections, and to advise Tenant of an adjustment in future monthly amounts to the end result that the Recognized Expenses shall be collected on a reasonably current basis each Lease

Year. Notwithstanding the foregoing, Landlord shall not adjust Tenant’s estimated payments more than one (1) time per calendar year.

(e) In calculating the Recognized Expenses as hereinbefore described (including Recognized Expenses for the Base Year), if for thirty (30) or more days during the preceding Lease Year less than ninety-five percent (95%) of the rentable area of the Building shall have been occupied by tenants, then the Recognized Expenses shall be deemed for such Lease Year to be amounts equal to the Recognized Expenses which would normally be expected to be incurred had such occupancy of the Building been at least ninety-five percent (95%) throughout such year, as reasonably determined by Landlord (i.e., taking into account that certain expenses depend on occupancy and certain expenses do not (e.g., landscaping)). Furthermore, if Landlord shall not furnish any item or items of Recognized Expenses to any portions of the Building which are or could be occupied by tenants because such portions are not occupied or because such item is not required by the tenant of such portion of the Building, for the purposes of computing Recognized Expenses, an equitable adjustment shall be made so that the item of Operating Expense in question shall be shared only by tenants actually receiving the benefits thereof.

(f) If any of the Recognized Expenses are shared jointly between or among the Building and other building(s) in the Project, such costs shall be allocated proportionately between or among such buildings based upon the rentable square footage of each building, or such other equitable manner as Landlord shall reasonably deem appropriate.

(g) Tenant shall have the right, at its sole cost and expense, to audit or have its appointed accountant audit Landlord's records related to Recognized Expenses or utilities provided that (i) Tenant provides notice of its intent to audit within ninety (90) days after receiving Landlord’s statement of actual Recognized Expenses or utilities; (ii) the audit is performed by Tenant or a certified public accountant that has not been retained on a contingency basis or other basis where its compensation relates to the cost savings of Tenant; (iii) any such audit may not occur more frequently than once each Lease Year nor apply to any year prior to the year of the then current statement being reviewed and the Base Year, if applicable; and (iv) the audit is completed within thirty (30) days after the date that Landlord makes all of the necessary and applicable records available to Tenant or Tenant’s auditor; (v) the contents of Landlord’s records shall be kept confidential by Tenant, its auditor and its other professional advisors, other than as required by applicable law; (vi) in the event that Tenant or its auditor determines that an overpayment is due Tenant, Tenant or Tenant’s auditor shall produce a detailed report addressed to both Landlord and Tenant, which report shall be delivered within fifteen (15) days of Tenant’s or Tenant’s auditor’s completion of the audit.  Pending completion of Tenant’s audit, Tenant shall nonetheless pay all of Tenant’s Share of the Recognized Expenses in accordance with the statement provided by Landlord. In the event Tenant’s audit discloses any discrepancy, Landlord and Tenant shall use commercially reasonable efforts to resolve the dispute, failing which, they shall submit any such dispute to arbitration pursuant to the rules and under the jurisdiction of the American Arbitration Association in Delaware County, Pennsylvania. The decision rendered in such arbitration shall be final, binding and non-appealable and any payments to be made in accordance with the arbitrator’s decision shall be made promptly. The expenses of arbitration, other than individual legal and accounting expenses (which shall be the respective parties’ responsibility), shall be divided equally between the parties

5. UTILITIES.

(a) Notwithstanding anything in this Lease to the contrary, Tenant shall pay to Landlord, as Additional Rent all charges incurred by Landlord, or its agent, for water, sewer, gas and electricity, (i) such charges for the Premises shall be based upon Tenant's Share of the Building or Tenant’s share of the square footage served by the specific submeter for such utility, and (ii) such charges for the Building common areas shall be based on Tenant’s Share of the Building. The aforesaid utility charges shall commence upon the Commencement Date. Landlord shall have the right to estimate the utility charge but shall be required to reconcile on an annual basis based on invoices received for such period in accordance with Section 4(c) above, which obligation shall survive the expiration or termination of this Lease. Landlord shall not be liable for any interruption or delay in electric or any other utility service for any reason unless caused by the gross negligence or willful misconduct of Landlord or its agents. In the event of interruption or delay in electric or any other utility, Landlord shall use commercially reasonable efforts to correct said interruption or delay in a diligent manner by working with the utility providers and Tenant.  Landlord shall have the right to change the electric and other utility provider to the Project or Building at any time. Landlord is hereby authorized to request, on behalf of Tenant, Tenant’s electric consumption data from the applicable utility provider. Landlord shall be responsible for all costs associated with the installation, maintenance, repair and replacements of all submeters and meters serving the Premises.

(b) Except for reasons outside of Landlord’s control, Landlord shall provide: (i) Premises heat and air-conditioning ("HVAC") service in the respective seasons during the hours of 8:00 a.m. to 6:00 p.m. on weekdays, excluding Building Holidays ("Business Hours") (HVAC service to the Premises on Saturdays shall be provided only upon Tenant’s prior written request to Landlord and shall be subject to payment by Tenant for such HVAC at the rate due for usage during non-Business Hours; provided however, there shall be no charge for such HVAC during the hours of 9:00 a.m. to 1:00 p.m. on Saturdays); (ii) Premises electricity for lighting and standard office equipment typically found in office buildings in the market in which the Project is located; (iii) water and sewer service to the extent typically provided by landlords of office buildings in the market in which the Project is located; (iv)janitorial services in accordance with the specifications set forth in Exhibit “C” attached hereto; and (v) passenger and freight elevator service to the Premises. At any hours other than Business Hours, HVAC will be provided at Tenant’s expense at $75.00 per hour, as the same may be adjusted by Landlord in its reasonable discretion from time to time. “Building Holidays” are Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and New Year’s Day.

(c) Use of the Premises, or any part thereof, in a manner exceeding the design conditions (including occupancy and connected electrical load) for the HVAC units serving the Premises, or rearrangement of partitioning which interferes with the normal operation of the HVAC system in the Premises, may require changes in the HVAC system servicing the Premises. Landlord has no obligation to keep cool any of Tenant’s information technology equipment that is placed together in one room, on a rack, or in any similar manner (“IT Equipment”), and Tenant waives any claim against Landlord in connection with Tenant’s IT Equipment. If Tenant exceeds the design conditions for the HVAC units serving the Premises or introduces into the Premises equipment that overloads the system, and/or in any other way causes the system not adequately to perform their proper functions, supplementary systems may at Landlord’s option be provided by Landlord, at Tenant’s expense. Tenant shall not change or adjust any closed or sealed thermostat or other element of the HVAC system without Landlord’s prior written consent. Notwithstanding anything herein to the contrary, if Landlord reasonably determines that Tenant's use of electricity is excessive, Tenant agrees to pay for the installation of a separate electric meter or submeter to measure electrical usage in excess of normal office use and to pay Landlord for all such excess electricity registered therein.

(d) If any utility service to the Premises that Landlord is required to provide hereunder is interrupted due solely to the negligence or willful misconduct of Landlord or Landlord’s failure to comply with its obligations under this Lease (“Service Interruption”) and such Service Interruption causes all or a material portion of the Premises to be unusable (“Affected Space”) for a period of four (4) or more consecutive business days after written notice thereof has been given by Tenant to Landlord (“Interruption Notice”), then, provided that Tenant has actually ceased all of its operations in the Affected Space for the conduct of its business, Fixed Rent shall abate in the proportion that the rentable square footage of the Affected Space bears to the rentable square footage of the Premises, which abatement shall commence on the fifth (5th) business day following Landlord’s receipt of the Interruption Notice and expire on the earlier of Tenant’s re-commencement of operations in the Affected Space or the date that the Service Interruption is remedied. Notwithstanding the foregoing, Tenant shall not be entitled to abatement or any other remedy to the extent that the Service Interruption is caused in whole or in part by the negligence or willful misconduct of Tenant or Tenant’s employees, contractors, agents, representatives or invitees, or Tenant’s failure to comply with its obligations under the Lease. Tenant agrees that the rental abatement described herein shall be Tenant’s sole remedy in the event of a Service Interruption and Tenant hereby waives any other rights against Landlord in connection therewith.

6. SIGNS; USE OF PREMISES AND COMMON AREAS. At Landlord’s sole cost and expense, Landlord shall provide the original-named Tenant hereinabove named, with standard identification signage on all Building directories and at the entrance to the Premises. No other signs shall be placed, erected or maintained by Tenant at any place upon the Building or Project, except wholly within the Premises at Tenant’s sole cost and expense. Tenant’s use of the Premises shall be limited to general office use and storage incidental thereto (“Permitted Uses”). The Permitted Uses shall be subject to all applicable laws and governmental rules and regulations and to all reasonable requirements of the insurers of the Building Tenant shall not install in or for the

Premises, any equipment which requires more electric current than is customary for general office use. Tenant shall have the right, non-exclusive and in common with others, to use (i) the exterior paved driveways and walkways of the Building for vehicular and pedestrian access to the Building, (ii) the internal common area, including elevators, and (iii) the designated parking areas of the Project for the parking of automobiles of Tenant and its employees and business visitors; provided that Landlord shall have the right, in Landlord’s sole discretion and from time to time, to construct, maintain, operate, repair, close limit, take out of service, alter, change and modify all or any part of the common areas of the Project, including, without limitation to reasonably restrict or limit Tenant's utilization of the parking areas in the event the same become overburdened and in such case to equitably allocate on proportionate basis or assign parking spaces among Tenant and the other tenants of the Building; provided however, Landlord shall use commercially reasonable efforts to minimize disruption of Tenant’s use and occupancy of the Premises.  Notwithstanding the foregoing, Tenant shall at all times have the right to use at least 4 parking spaces for every 1,000 rentable square feet of the Premises.

7. ENVIRONMENTAL MATTERS. Tenant shall not generate, manufacture, refine, transport, treat, store, handle, dispose, bring or otherwise cause to be brought or permit any of its agents, employees, contractors or invitees to bring in, on or about any part of the Premises, Building or Project, any hazardous substance or hazardous waste in violation of applicable law.

8. TENANT'S ALTERATIONS. Tenant will not cut or drill into or secure any fixture, apparatus or equipment or make alterations, improvements or physical additions (collectively, "Alterations") of any kind to any part of the Premises without first obtaining the written consent of Landlord, such consent not to be unreasonably withheld. Notwithstanding anything in this Lease to the contrary, all furniture, movable trade fixtures and equipment (including telephone, security and communication equipment system wiring and cabling) installed by or for Tenant, its assignees or sublessees shall be removed by Tenant at the termination of this Lease and Tenant shall restore the Premises to the same condition, reasonable wear and tear excepted as of the Commencement Date.

9. ASSIGNMENT AND SUBLETTING.

(a) Tenant shall not, without the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed, assign this Lease or any interest herein, sublet the Premises or any part thereof or, subject to subsection (b) below), assign a Controlling Interest (as hereinafter defined) in Tenant by operation of law or by merger, consolidation, or asset sale.  Landlord shall respond to Tenant’s written request within thirty (30) days of receipt. “Controlling Interest” means a change in the ownership of more than fifty percent (50%) of the ownership interests in Tenant but only if Tenant is a corporation or other entity that is not publicly traded on a national exchange.  Any of the foregoing acts without such consent shall be void. If at any time during the Term of this Lease, Tenant desires to assign this Lease or sublet all or any part of the Premises, Tenant shall give notice to Landlord of such desire, including the name, address and contact party for the proposed assignee or subtenant, the effective date of the proposed assignment or sublease (including the proposed occupancy date by the proposed assignee or sublessee), and in the instance of a proposed sublease, the square footage to be subleased, a floor plan professionally drawn to scale depicting the proposed sublease area, and a statement of the duration of the proposed sublease (which shall in any and all events expire by its terms prior to the scheduled expiration of this Lease, and immediately upon the sooner termination hereof).  Except in the case of an assignment or sublet to an Affiliate (as hereinafter defined) or a Surviving Entity (as hereafter defined) Landlord may, at its option, exercisable by notice given to Tenant within thirty (30) days next following Landlord’s receipt of Tenant’s notice, elect to recapture the Premises if Tenant is proposing to sublet or terminate this Lease in the event of an assignment. Regardless of Landlord's consent, no subletting or assignment shall release Tenant of Tenant's obligation or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder for the remainder of the then current Term of the Lease. Landlord shall be entitled to a $500 fee and reasonable and documented attorneys’ fees for Landlord’s reviewing and/or consenting to any sublet or assignment.

(b) Notwithstanding the foregoing, Tenant shall have the right without the prior consent of Landlord, but after at least ten (10) days’ prior written notice to Landlord, to assign this Lease or sublet any portion of the Premises to any Affiliate or an entity (the “Surviving Entity”) with which Tenant merges or that acquires substantially all of the assets or stock of Tenant; provided: (i) such assignee shall, in writing, assume and agree to perform all of the obligations of Tenant under this Lease, and it shall deliver a copy of such assignment and assumption agreement to Landlord within ten (10) days thereafter, together with a certificate of insurance evidencing the assignee’s compliance with the insurance requirements of Tenant under this Lease; (ii) the Surviving Entity shall have a tangible net worth at least equal to the greater of the net worth of Tenant on the date of this Lease or on the date of such Transfer,; (iii) Tenant shall not be released or discharged from any liability under this Lease by reason of such Transfer; (iv) the use of the Premises shall not change; and (v) if the assignment or subletting is to an Affiliate, such assignee or subtenant shall remain an Affiliate throughout the Term and if such assignee or subtenant shall cease being an Affiliate, Tenant shall notify Landlord in writing of such change and such transfer shall be deemed an Event of Default if Landlord’s consent thereto is not given in writing within ten (10) business days of such notification (“Permitted Transfer”).  An “Affiliate” shall mean an entity 50% or more of whose interest is owned by the same owners owning 50% or more of Tenant’s interest, a subsidiary, or a parent entity.  Tenant shall provide to Landlord such financial information concerning the Affiliate or Surviving Entity as reasonably requested by Landlord to establish the foregoing.

(c) For purposes of this Section, and without limiting the basis upon which Landlord may withhold its consent to any proposed assignment or sublease, the parties agree that it shall not be unreasonable for Landlord to withhold its consent to such assignment or sublease if: (i) the proposed assignee or sublessee shall have a net worth which is not acceptable to Landlord in Landlord’s reasonable discretion; (ii) the proposed assignee or sublessee shall have no reliable credit history or an unfavorable credit history, or other reasonable evidence exists that the proposed assignee or sublessee will experience difficulty in satisfying its financial or other obligations under this Lease; (iii) the proposed assignee of sublessee, in Landlord’s reasonable opinion, is not reputable and of good character; (iv) the portion of the Premises requested to be subleased renders the balance of the Premises unleasable as a separate area; (v) Tenant is proposing to assign or sublease to an existing tenant of the Building or another property owned by Landlord or by its partners, or to another prospect with whom Landlord or its partners, or their affiliates are then negotiating [SHOULD BE LIMITED TO RADNOR AREA AND ONLY IF COMPARABLE SPACE IS AVAILABLE]; (vi) the proposed assignee or sublessee would cause Landlord’s existing parking facilities to be reasonably inadequate, or in violation of code requirements, or require Landlord to increase the parking area or the number of parking spaces to meet code requirements, or the nature of such party’s business shall reasonably require more than four (4) parking spaces per 1,000 rentable square feet of floor space, or (vii) the nature of such party’s proposed business operation would or might reasonably permit or require the use of the Premises in a manner inconsistent with the “Permitted Uses” specified herein, would or might reasonably otherwise be in conflict with express provisions of this Lease, would or might reasonably violate the terms of any other lease for the Building, or would, in Landlord’s reasonable judgment, otherwise be incompatible with other tenancies in the Building.

10. LANDLORD'S RIGHT OF ENTRY. Landlord and persons authorized by Landlord may enter the Premises at all reasonable times upon reasonable advance notice (or any time without notice in the case of an emergency). Landlord shall not be liable for inconvenience to or disturbance of Tenant by reason of any such entry; provided, however, Landlord shall use commercially reasonable efforts to minimize disruption of Tenant’s use and occupancy of the Premises.

11. REPAIRS AND MAINTENANCE.

(a) Tenant, at its sole cost and expense, shall keep and maintain the Premises in substantially the same order and condition as delivered to Tenant on the Commencement Date, free of rubbish, and shall promptly make all non-structural repairs necessary to keep and maintain such order and condition as delivered to Tenant on the Commencement Date. Tenant shall also, at Tenant’s sole cost and expense, make all repairs to the Premises, Building, of Project and its appurtenant common area made necessary by a negligent or willful act of Tenant or any employee, agent, contractor, or invitee of Tenant, except to the extent of insurance proceeds actually received by Landlord. Tenant shall have the option of replacing lights, ballasts, tubes, ceiling tiles, outlets and similar equipment itself or it shall have the ability to advise Landlord of Tenant's desire to have Landlord make such repairs, and shall charge Tenant for such services at Landlord’s standard rate (such rate to be competitive with the market rate for such services). If requested by Tenant, Landlord shall make such repairs, at Tenant’s expense, to the Premises within a reasonable time of notice to Landlord. When used in this Section, the term "repairs" shall include replacements and renewals when necessary. All repairs made by Tenant shall utilize materials and equipment which are at least equal in quality and usefulness to those originally used in constructing the Building and the Premises. Subject to Tenant’s payment of all Recognized Expenses as set forth herein, Landlord shall provide the janitorial services for the Premises set forth on Exhibit “C”.

(b) Landlord shall make, at its sole cost and expense, all repairs necessary to maintain in good order and condition, as applicable, the base building HVAC systems, plumbing and electric systems serving the Building and the Premises (but not Tenant specific HVAC, plumbing, or electrical systems (e.g. supplemental HVAC, Premises specific water heaters, specialty lighting, and etc. installed by or for Tenant, which shall be maintained by Tenant at its cost), and windows, elevators, floors, security system and all other items that constitute a part of the Building and are installed or furnished by Landlord, as well as all repairs necessary to maintain the structural soundness and function of the Building (including the roof and exterior walls), parking lot(s), grounds, site lighting and common areas, such costs to be included as operating expenses to the extent permitted under Section 4 hereof; provided, however, that Landlord shall not be obligated for any of such repairs until the expiration of a reasonable period of time after Landlord has actual knowledge of the need for the repair or has received written notice from Tenant that such repair is needed, whichever is earlier. Subject to Section 12 below, in no event shall Landlord be obligated to repair any damage caused solely by the negligence or willful misconduct of Tenant or its employees, agents, invitees, licensees, subtenants or contractors; and Tenant shall be solely liable for such repair at Tenant’s sole cost and expense.

12. INSURANCE; SUBROGATION RIGHTS. Tenant shall obtain and keep in force at all times during the Term hereof, at its own expense, commercial general liability insurance including contractual liability and personal injury liability and all similar coverage, with combined single limits of $3,000,000.00 on account of bodily injury to or death of one or more persons as the result of any one accident or disaster and on account of damage to property, or in such other amounts as Landlord may from time to time reasonably require (provided Landlord will not adjust such amounts more than one (1) time every three (3) years). Tenant shall also require its movers to procure and deliver to Landlord a certificate of insurance naming Landlord as an additional insured. Tenant shall, at its sole cost and expense, maintain in full force and effect on all Tenant's trade fixtures, equipment and personal property on the Premises, a policy of "special form" property insurance covering the full replacement value of such property. All liability insurance required hereunder shall name Tenant as insured, and Landlord, Brandywine Realty Trust, Landlord's Agent as additional insureds, as their interests may appear, and, if requested by Landlord, shall also name as an additional insured any mortgagee or holder of any mortgage which may be or become a lien upon any part of the Premises (collectively, “Mortgagee”). Prior to the Commencement Date, Tenant shall provide Landlord with certificates which evidence that the coverages required have been obtained for the policy periods. Tenant shall also furnish to Landlord throughout the Term hereof replacement certificates at least ten (10) days prior to the expiration dates of the then current policy or policies. All the insurance required under this Lease shall be issued by insurance companies authorized to do business in the Commonwealth of Pennsylvania with a financial rating of at least an A-X as rated in the most recent edition of Best's Insurance Reports and in business for the past five years. The limit of any such insurance shall not limit the liability of Tenant hereunder. Any deductible under such insurance policy of Tenant in excess of $50,000 shall be approved by Landlord in writing prior to the issuance of such policy (provided that any liability of Landlord to pay to Tenant pursuant to an express obligation in this Lease for an amount that is below Tenant’s deductible shall be capped at $25,000, as though Tenant had a $25,000 deductible). Tenant shall not self-insure without Landlord’s prior written consent. Each party hereto, and anyone claiming through or under them by way of subrogation, waives and releases any cause of action it might have against the other party and Brandywine Realty Trust and their respective employees, officers, members, partners, trustees and agents, on account of any loss or damage that is insured against under any insurance policy required to be obtained hereunder. Each party agrees that it shall cause its insurance carrier to endorse all applicable policies waiving the carrier's right of recovery under subrogation or otherwise against the other party. If Tenant fails to maintain such insurance, Landlord may, but is not required to, procure and maintain the same, at Tenant's expense to be reimbursed by Tenant as Additional Rent within ten (10) days of written demand.

13. INDEMNIFICATION.

(a) Subject to the second to last sentence of Section 12, Tenant shall defend, indemnify and hold harmless Landlord, Landlord’s property manager, if any, and Brandywine Realty Trust and each of their directors, officers, members, partners, trustees, employees and agents (collectively, "Landlord Indemnitees”) from and against any and all claims, actions, damages, liabilities and expenses (including all reasonable costs and expenses (including reasonable attorneys’ fees)) arising from: (i) Tenant’s breach of this Lease; (ii) any negligence or willful act of Tenant or any and each of Tenant’s directors, officers, members, partners, trustees, employees and agents (collectively,

“Tenant Indemnitees”) or Tenant invitees, employees, customers, agents, representatives, contractors, subtenants or assignees,  (iii) any acts or omissions occurring at, or the condition, use or operation of, the Premises, except to the extent arising from Landlord’s negligence or willful misconduct. Without limiting the generality of the foregoing, Tenant’s obligations shall include any case in which Landlord or Brandywine Realty Trust shall be made a party to any litigation commenced by or against Tenant, its agents, subtenants, licensees, concessionaires, contractors, customers or employees, then upon notice from Landlord, Tenant shall defend. If Tenant fails to promptly defend a Landlord Indemnitee following written demand by the Landlord Indemnitee, the Landlord Indemnitee shall defend the same at Tenant’s expense, by retaining or employing counsel reasonably satisfactory to such Landlord Indemnitee.

(b) Subject to the second to last sentence of Section 12, Landlord shall defend, indemnify and hold harmless Tenant Indemnitees from and against any and all claims, actions, damages, liabilities and expenses (including all reasonable attorney’s fees) arising from: (i) Landlord’s breach of the Lease; and (ii) any negligence or willful misconduct of Landlord or any Landlord Indemnitees. If Landlord fails to promptly defend a Tenant Indemnitee following written demand by the Tenant Indemnitee, the Tenant Indemnitee shall defend the same at Landlord’s expense, by retaining or employing counsel reasonably satisfactory to such Tenant Indemnitee.

(c) The provisions of this Section shall survive the expiration or earlier termination of this Lease.

14. FIRE OR OTHER CASUALTY DAMAGE. If (i) Landlord determines that the casualty damage is of a nature or extent that, in Landlord’s reasonable judgment, the repair and restoration work would require more than one hundred eighty (180) consecutive days to complete after the casualty (assuming normal work crews not engaged in overtime), or (ii) more than thirty percent (30%) of the total area of the Building is extensively damaged, or (iii) the casualty occurs in the last Lease Year of the Term and Tenant has not exercised a renewal right or (iv) insurance proceeds are unavailable or insufficient (a “Termination Event”), Landlord or Tenant (unless the damage was caused by Tenant or Tenant’s agents, employees, contractors or invitees) shall have the right to terminate this Lease and all the unaccrued obligations of the parties hereto, by sending written notice of such termination to the other party within thirty (30) days of the later of (i) the date of casualty or (ii) Tenant’s receipt of Landlord’s notice of a Termination Event.  Landlord shall provide notice of (i) and (ii) in the preceding sentence within sixty (60) days of the occurrence of the casualty. Such notice shall specify a termination date no less than fifteen (15) days after its transmission. In the event of damage or destruction to the Premises or any part thereof and neither party has terminated this Lease, Tenant’s obligation to pay Fixed Rent and Additional Rent shall be equitably adjusted or abated for such time as the Premises is not capable of being used by Tenant for its Permitted Use. Provided the casualty was not caused by Tenant, Tenant shall have the right to terminate the Lease by sending written notice of termination to Landlord within thirty (30) days of the Outside Date (as hereinafter defined) if the repair and restoration work is not completed by such date. “Outside Date” means (i) if the Landlord estimated that the repair and restoration work would require less than 180 consecutive dates to complete, the 270th day after the date of such casualty, as extended by each day (not to exceed thirty (30) days) of force majeure delay or (ii) if Landlord estimated that the repair and restoration work would require more than 180 consecutive days to complete, and neither Landlord nor Tenant exercised its option to terminate pursuant to the first sentence, the date which is 90 days after the estimated completion date set forth in Landlord’s notice as extended by each day (not to exceed thirty (30) days) of force majeure delay.

15. SUBORDINATION; RIGHTS OF MORTGAGEE. Except as expressly provided below, This Lease shall be subordinate at all times to the lien of any mortgages now or hereafter placed upon the Premises, Building and/or Project and land of which they are a part without the necessity of any further instrument or act on the part of Tenant to effectuate such subordination. Tenant’s agreement to subordinate this Lease to any such mortgage is expressly conditioned upon the holder or holders of such mortgage agreeing to recognize this Lease and not disturb Tenant’s possession hereunder provided that Tenant is not in default under the terms and conditions of this Lease beyond any applicable notice and cure periods. Tenant further agrees to execute and deliver within ten (10) business days of demand such further instrument evidencing such subordination and attornment as shall be reasonably required by any Mortgagee provided that such instrument contains non-disturbance as aforesaid. In the event Landlord shall be or is alleged to be in default of any of its obligations owing to Tenant under this Lease, Tenant agrees to give to the holder of any Mortgage, that has provided Tenant with an address and requested same, now or hereafter placed upon the Premises, Building and/or Project, notice by overnight mail of any such default which Tenant shall have served upon Landlord (provided, that Tenant shall have no such obligation unless Landlord or such Mortgagee provides Tenant with notice and contact information with respect to such Mortgagee).  Tenant shall not be entitled to exercise any right or remedy as there may be because of any default by Landlord (as opposed to exercising an express termination right) without having given such notice to the Mortgagee; and Tenant further agrees that if Landlord shall fail to cure such default the Mortgagee shall have thirty (30) additional days within which to cure such default; provided the foregoing shall not apply with respect to any rent abatement to which Tenant is entitled under this Lease.  Landlord represents to Tenant that, as of the date of this Lease, there is no mortgage encumbering the Premises, Building, Project and/or land of which they are a part.

16. CONDEMNATION. If a taking renders the Building reasonably unsuitable for Tenant’s Permitted Use, this Lease shall, at either party's option, terminate as of the date title to the condemned real estate vests in the condemnor, and the Fixed Rent and Additional Rent herein reserved shall be apportioned and paid in full by Tenant to Landlord to that date and all rent prepaid for period beyond that date shall forthwith be repaid by Landlord to Tenant and neither party shall thereafter have any liability hereunder. If this Lease is not terminated after any such taking or condemnation, the Fixed Rent and the Additional Rent shall be equitably reduced in proportion to the area of the Premises which has been taken for the balance of the Term. Tenant shall have the right to make a claim against the condemnor for moving expenses and business dislocation damages to the extent that such claim does not reduce the sums otherwise payable by the condemnor to Landlord.

17. ESTOPPEL CERTIFICATE. Each party agrees at any time and from time to time, within ten (10) business days after the other party's written request, to execute and deliver to the other party a written instrument in recordable form certifying all information reasonably requested.

18. DEFAULT.

(a) If: (i) Tenant fails to pay any installment of Rent when due; provided, however, Landlord shall provide written notice of the failure to pay such Rent and Tenant shall have a five (5) business day grace period from its receipt of such Landlord’s notice within which to pay such Rent without creating a default hereunder. Except as otherwise set forth in Section 3, the late fee set forth in Section 3 hereof shall be due on the first day after such payment is due irrespective of the foregoing notice and grace period; (ii) Tenant fails to bond over a construction or mechanics lien within ten (10) days of demand; (iii) Tenant fails to observe or perform any of Tenant's other non-monetary agreements or obligations herein contained within thirty (30) days after written notice specifying the default, or the expiration of such additional time period as is reasonably necessary to cure such default, provided Tenant immediately commences and thereafter proceeds with all due diligence and in good faith to cure such default; or (iv) Tenant fails to deliver any of the estoppel, non-disturbance agreement or financial information in the time period required by this Lease; then, in any such event, an “Event of Default” shall be deemed to exist and Tenant shall be in default hereunder.

(b) If an Event of Default shall occur, the following provisions shall apply and Landlord shall have, in addition to all other rights and remedies available at law or in equity, including the right to terminate the Lease, the rights and remedies set forth herein, which may be exercised upon or at any time following the occurrence of an Event of Default.

(i) Acceleration of Rent. In the event of a monetary Event of Default, by notice to Tenant, Landlord shall have the right to accelerate all Rent and all expense due hereunder and otherwise payable in installments over the remainder of the Term; and the amount of accelerated rent to the termination date, without further notice or demand for payment, shall be due and payable by Tenant within five (5) business days after Landlord has so notified Tenant, such amount collected from Tenant shall be discounted to present value using an interest rate of six percent (6%) per annum. Additional Rent which has not been included, in whole or in part, in accelerated rent, shall be due and payable by Tenant during the remainder of the Term, in the amounts and at the times otherwise provided for in this Lease.

(ii)Landlord’s Damages. The damages which Landlord shall be entitled to recover from Tenant shall be the sum of: (A) all Fixed Rent and Additional Rent accrued and unpaid as of the termination date; and (B) all costs and expenses incurred by Landlord in recovering possession of the Premises, including legal fees, and removal and storage of Tenant's property, (C) the costs and expenses of restoring the Premises to the condition in which the same were to have been surrendered by Tenant as of the expiration of the Term, and (D) the costs of reletting commissions; and (E) all Fixed Rent and Additional Rent otherwise payable by Tenant over the remainder of the Term as reduced to present value, less deducting from the total determined under subsections (A), (B), (C) and (D) above, all Rent which Landlord receives from other tenant(s) by reason of the leasing of the Premises during any period falling within the otherwise remainder of the Term.

(iii)Landlord’s Right to Cure. Without limiting the generality of the foregoing, if Tenant shall fail to perform any of its obligations hereunder, Landlord may, in addition to any other rights it may have in law or in equity, cure such default on behalf of Tenant, and Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord in curing such default, including reasonable attorneys' fees and other legal expenses, together with interest at 12% per annum (“Default Rate”) from the dates of Landlord's incurring of costs or expenses.

(iv)Interest on Damage Amounts. Any sums payable by Tenant hereunder, which are not paid after the same shall be due, shall bear interest at the Default Rate; provided however, Tenant shall be entitled to one (1) grace period of three (3) business days per calendar year.

(v)No Waiver by Landlord. No delay or forbearance by Landlord in exercising any right or remedy hereunder, or Landlord's undertaking or performing any act or matter which is not expressly required to be undertaken by Landlord shall be construed, respectively, to be a waiver of Landlord's rights or to represent any agreement by Landlord to undertake or perform such act or matter thereafter. Waiver by Landlord of any breach by Tenant of any covenant or condition herein contained (which waiver shall be effective only if so expressed in writing by Landlord) or failure by Landlord to exercise any right or remedy in respect of any such breach shall not constitute a waiver or relinquishment for the future of Landlord's right to have any such covenant or condition duly performed or observed by Tenant, or of Landlord's rights arising because of any subsequent breach of any such covenant or condition nor bar any right or remedy of Landlord in respect of such breach or any subsequent breach.

In addition to, and not in lieu of any of the foregoing rights granted to Landlord:

WHEN THIS LEASE OR TENANT'S RIGHT OF POSSESSION SHALL BE TERMINATED BY COVENANT OR CONDITION BROKEN, OR FOR ANY OTHER REASON, EITHER DURING THE TERM OF THIS LEASE OR ANY RENEWAL OR EXTENSION THEREOF, AND ALSO WHEN AND AS SOON AS THE TERM HEREBY CREATED OR ANY EXTENSION THEREOF SHALL HAVE EXPIRED, IT SHALL BE LAWFUL FOR ANY ATTORNEY AS ATTORNEY FOR TENANT TO FILE AN AGREEMENT FOR ENTERING IN ANY COMPETENT COURT AN ACTION TO CONFESS JUDGMENT IN EJECTMENT AGAINST TENANT AND ALL PERSONS CLAIMING UNDER TENANT, WHEREUPON, IF LANDLORD SO DESIRES, A WRIT OF EXECUTION OR OF POSSESSION MAY ISSUE FORTHWITH, WITHOUT ANY PRIOR WRIT OF PROCEEDINGS, WHATSOEVER, AND PROVIDED THAT IF FOR ANY REASON AFTER SUCH ACTION SHALL HAVE BEEN COMMENCED THE SAME SHALL BE DETERMINED AND THE POSSESSION OF THE PREMISES HEREBY DEMISED REMAIN IN OR BE RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT UPON ANY SUBSEQUENT DEFAULT OR DEFAULTS, OR UPON THE TERMINATION OF THIS LEASE AS HEREINBEFORE SET FORTH, TO BRING ONE OR MORE ACTION OR ACTIONS AS HEREINBEFORE SET FORTH TO RECOVER POSSESSION OF THE SAID PREMISES.

In any action to confess judgment in ejectment, Landlord shall first cause to be filed in such action an affidavit made by it or someone acting for it setting forth the facts necessary to authorize the entry of judgment, of which facts such affidavit shall be conclusive evidence, and if a true copy of this Lease (and of the truth of the copy such affidavit shall be sufficient evidence) be filed in such action, it shall not be necessary to file the original as a warrant of attorney, any rule of Court, custom or practice to the contrary notwithstanding.

_______________ (INITIAL). TENANT WAIVER. TENANT SPECIFICALLY ACKNOWLEDGES THAT TENANT HAS VOLUNTARILY, KNOWINGLY AND INTELLIGENTLY WAIVED CERTAIN DUE PROCESS RIGHTS TO A PREJUDGMENT HEARING BY AGREEING TO THE TERMS OF THE FOREGOING PARAGRAPHS REGARDING CONFESSION OF JUDGMENT. TENANT FURTHER SPECIFICALLY AGREES THAT IN THE EVENT OF DEFAULT, LANDLORD MAY PURSUE MULTIPLE REMEDIES INCLUDING OBTAINING POSSESSION PURSUANT TO A JUDGMENT BY CONFESSION AND ALSO OBTAINING A MONEY JUDGMENT FOR PAST DUE AND ACCELERATED AMOUNTS AND EXECUTING UPON SUCH JUDGMENT. IN SUCH EVENT AND SUBJECT TO THE TERMS SET FORTH HEREIN, LANDLORD SHALL PROVIDE FULL CREDIT TO TENANT FOR ANY MONTHLY CONSIDERATION WHICH LANDLORD RECEIVES FOR THE LEASED PREMISES IN

MITIGATION OF ANY OBLIGATION OF TENANT TO LANDLORD FOR THAT MONEY. FURTHERMORE, TENANT SPECIFICALLY WAIVES ANY CLAIM AGAINST LANDLORD AND LANDLORD'S COUNSEL FOR VIOLATION OF TENANT'S CONSTITUTIONAL RIGHTS IN THE EVENT THAT JUDGMENT IS CONFESSED PURSUANT TO THIS LEASE.

19. SURRENDER. Tenant shall, at the expiration of the Term or sooner termination of Tenant’s right to possession of the Premises, promptly vacate and surrender the Premises in substantially the same order and condition as delivered to Tenant, and in conformity with the applicable provisions of this Lease including without limitation Sections 8 and 11, normal wear and tear and damage from casualty or condemnation excepted. Tenant shall have no right to hold over beyond the expiration of the Term and if Tenant does not vacate as required, Tenant’s occupancy shall not be construed to effect or constitute anything other than a tenancy at sufferance. During any period of occupancy beyond the expiration of the Term the amount of rent owed to Landlord by Tenant shall automatically extend, at Landlord’s option, for the first additional month at one hundred fifty percent (150%) of the sum of the Rent as those sums are at that time calculated under the provisions of this Lease and thereafter for each successive month at the rate of two hundred percent (200%) of the sum of the Rent. The acceptance of Rent by Landlord or the failure or delay of Landlord in notifying or evicting Tenant following the expiration or sooner termination of the Term shall not create any tenancy rights in Tenant and any such payments by Tenant may be applied by Landlord against its costs and expenses, including reasonable attorneys’ fees, incurred by Landlord as a result of such holdover. The provisions of this Section shall not constitute a waiver by Landlord of any right of re-entry as set forth in this Lease, nor shall receipt of any Rent or any other act in apparent affirmance of the tenancy operate as a waiver of Landlord’s right to terminate this Lease for any Event of Default. In addition to the foregoing, if Tenant fails to surrender the Premises upon the expiration or sooner termination of this Lease, Tenant shall indemnify, defend and hold harmless Landlord from all costs, loss, expense or liability incurred as a result of such holdover, including without limitation, claims made by any succeeding tenant and real estate brokers’ claims and attorneys’ fees. At the end of the Term or sooner termination of Tenant’s right to possession of the Premises, Tenant shall, at Landlord’s option, remove all furniture, movable trade fixtures and equipment (including telephone, security and communication equipment system wiring and cabling) in a good and workmanlike manner so as not to damage the Premises or Building (or if any damage is caused to the Premises or Building, Tenant shall, at Tenant’s expense, repair such damage) and in such manner so as not to disturb other tenants in the Building. Tenant’s obligation to pay Rent and to perform all other Lease obligations for the period up to and including the expiration or earlier termination of this Lease, and the provisions of this Section, shall survive the expiration or earlier termination of this Lease.

20. RULES AND REGULATIONS. Tenant agrees that at all times during the Term of this Lease (as same may be extended) it, its employees, agents, invitees and licenses shall comply with all rules and regulations specified on Exhibit “D” attached hereto and made a part hereof, together with all reasonable rules and regulations as Landlord may from time to time promulgate by written notice provided that such rules and regulations apply to all tenants of the Building, do not increase the financial burdens of Tenant and do not adversely affect Tenant’s rights under this Lease.  In the event of an inconsistency between the rules and regulations and this Lease, the provisions of this Lease shall control.

21. GOVERNMENTAL REGULATIONS. Tenant shall, in the use and occupancy of the Premises and the conduct of Tenant's business therein, at all times comply with all applicable laws, ordinances, orders, notices, rules and regulations of the federal, state and municipal governments. Landlord shall be responsible for compliance with Title III of the Americans with Disabilities Act of l990, 42 U.S.C. §12181 et seq. and its regulations, (collectively, "ADA") as to the design and construction of exterior and interior common areas (e.g. sidewalks, parking areas and common area restrooms). Except as set forth above in the initial sentence hereto, Tenant shall be responsible for compliance with the ADA in all other respects concerning the use and occupancy of the Premises, which compliance shall include, without limitation (i) provision for full and equal enjoyment of the goods, services, facilities, privileges, advantages or accommodations of the Premises as contemplated by and to the extent required by the ADA, (ii) compliance relating to requirements under the ADA or amendments thereto arising after the date of this Lease and (iii) compliance relating to the design, layout, renovation, redecorating, refurbishment, alteration, or improvement to the Premises made or requested by Tenant at any time following completion of the Improvements.

22. NOTICES. Wherever in this Lease it is required or permitted that notice or demand be given or served by either party to this Lease to or on the other party, such notice or demand shall be duly given or served if in writing and either: (i) personally served; (ii) delivered by pre-paid nationally recognized overnight courier service (e.g., Federal Express) with evidence of receipt required for delivery; (iii) forwarded by registered or certified mail, return receipt requested, postage prepaid; or (iv) emailed with evidence of receipt and delivery of a copy of the notice by first class mail; in all such cases addressed to the parties at the addresses set forth below. Each such notice shall be deemed to have been given to or served upon the party to which addressed on the date the same is delivered or delivery is refused. Each party shall have the right to change its address for notices (provided such new address is in the continental United States) by a writing sent to the other party in accordance with this Section, and each party shall, if requested, within ten (10) days confirm to the other its notice address. Notices from Landlord may be given by either an agent or attorney acting on behalf of Landlord. Notwithstanding the foregoing, any notice from Landlord to Tenant regarding ordinary business operations (e.g., exercise of a right of access to the Premises, invoices, notice of maintenance activities or Landlord access, a change in billing or notice address, estimated Operating Expenses, reconciliation of Operating Expenses, rules and regulations, etc.) may be given by written notice left at the Premises or delivered by regular mail, facsimile, or electronic means (such as email) to any person at the Premises whom Landlord reasonably believes is authorized to receive such notice on behalf of Tenant without copies as specified herein.

th Street
If to Tenant: Marinus Pharmaceuticals, Inc. Three Radnor Corporate Center, Suite 304 100 Matsonford Road Radnor, PA 19087 Attn: Edward F. Smith, CFO	with a copy to: Duane Morris LLP 30 South 17th Street Philadelphia, PA 19103 Attn: Kathleen M. Shay, Esq.
and to Landlord: Brandywine Operating Partnership, L.P. 555 East Lancaster Ave., Suite 100 Radnor, PA 19087 Attn: Jeff DeVuono	with a copy to: Brandywine Realty Trust 555 East Lancaster Ave. Suite 100 Radnor, PA 19087 Attn: Brad A. Molotsky

23. BROKERS. Landlord and Tenant each represents and warrants to the other that such party has had no dealings, negotiations or consultations with respect to the Premises or this transaction with any broker or finder. Each party shall indemnify, defend and hold the other harmless from and against all liability, cost and expense, including attorney's fees and court costs, arising out of any misrepresentation or breach of warranty under this Section.

24. LANDLORD'S LIABILITY. Landlord's obligations hereunder shall be binding upon Landlord only for the period of time that Landlord is in ownership of the Building; and, upon termination of that ownership, Tenant, except as to any obligations which are then due and owing, shall look solely to Landlord's successor in interest in the Building for the satisfaction of each and every obligation of Landlord hereunder. Landlord shall have no personal liability under any of the terms, conditions or covenants of this Lease and Tenant shall look solely to the equity of Landlord in the Building for the satisfaction of any claim, remedy or cause of action accruing to Tenant as a result of the breach of any section of this Lease by Landlord. In addition to the foregoing, no recourse shall be had for an obligation of Landlord hereunder, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, member, partner, shareholder, officer, director, partner, agent or employee of Landlord, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such other liability being expressly waived and released by Tenant with respect to the above-named individuals and entities. Except as provided in the following sentence, under no circumstances shall Landlord be liable to Tenant for any failure or refusal to grant its consent when consent is required hereunder. Tenant shall not claim any money damages by way of setoff, counterclaim or defense or otherwise, based on any claim that Landlord unreasonably withheld its consent and Tenant’s sole and exclusive remedy shall be an action for specific performance, injunction or declaratory judgment.

25. RELOCATION. Landlord, at its sole expense, on at least sixty (60) days’ prior written notice to Tenant, may require Tenant to move from the Premises to another suite of substantially comparable size and decor in the Building or in the Project; provided Landlord may not exercise its rights pursuant to this Section 25 more than once during the Term.  In the event of any such relocation, Landlord shall pay (a) all reasonable expenses of preparing and decorating the new premises so that they will be substantially similar to the Premises, (b) all expenses of moving Tenant’s furniture, furnishings, equipment, files and other personal property (including Tenant’s data and communication wiring and cabling) to the new premises, and (c) up to a maximum amount of $2,500.00 of Tenant’s third-party, actual, and reasonable costs in notifying its clients of such relocation and replacing Tenant’s existing inventory of letterhead and business cards. Tenant shall execute any reasonable amendment evidencing the terms of the relocation as Landlord may require in its reasonable discretion; provided (i) in the event that the new premises contain more rentable square feet than the Premises, neither Fixed Rent nor Tenant’s Share shall be increased, and (ii) in the event that the new premises contain less rentable square feet than the Premises, Fixed Rent and Tenant’s Share shall be reduced accordingly.  Any move associated with Landlord’s relocation of Tenant shall be scheduled so that packing, moving and unpacking is done between 6:00 p.m. Friday and 7:00 a.m. Monday.  All elements of the relocation shall be planned so as to reasonably minimize downtime and disruption to Tenant’s ongoing business operations.

26. MISCELLANEOUS PROVISIONS.

(a) Successors. The respective rights and obligations provided in this Lease shall bind and inure to the benefit of the parties hereto, their successors and assigns; provided, however, that no rights shall inure to the benefit of any successors or assigns of Tenant unless Landlord's written consent for the transfer to such successor and/or assignee has first been obtained as provided in Section 9 hereof (or unless such consent is not required, as set forth in Section 9).

(b) Governing Law. This Lease shall be construed, governed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles relating to conflicts of law.

(c) Entire Agreement. This Lease, including the Exhibits and any Riders hereto, supersedes any prior discussions, proposals, negotiations and discussions between the parties and the Lease contains all the agreements, conditions, understandings, representations and warranties made between the parties hereto with respect to the subject matter hereof, and may not be modified orally or in any manner other than by an agreement in writing signed by both parties hereto or their respective successors in interest. Without in any way limiting the generality of the foregoing, this Lease can only be extended pursuant to the terms hereof, with the due exercise of an option (if any) contained herein pursuant to a written agreement signed by both Landlord and Tenant specifically extending the Term. No negotiations, correspondence by Landlord or offers to extend the Term shall be deemed an extension of the termination date for any period whatsoever.

(d) Counterparts; Electronic Transmittal. This Lease may be executed in any number of counterparts, each of which when taken together shall be deemed to be one and the same instrument. Upon Tenant’s receipt of two (2) executed original counterparts of this Lease from Landlord, Tenant shall provide Landlord with one (1), fully executed original of this Lease. The parties acknowledge and agree that notwithstanding any law or presumption to the contrary, the exchange of copies of this Lease and signature pages by electronic transmission shall constitute effective execution and delivery of this Lease for all purposes, and signatures of the parties hereto transmitted electronically shall be deemed to be their original signature for all purposes.

(e) Time of the Essence. TIME IS OF THE ESSENCE IN ALL PROVISIONS OF THIS LEASE, INCLUDING ALL NOTICE PROVISIONS TO BE PERFORMED BY OR ON BEHALF OF TENANT.

(f) Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than any payment of Fixed Rent or Additional Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Fixed Rent or Additional Rent due and payable hereunder, nor shall any endorsement or statement or any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other right or remedy provided for in this Lease, at law or in equity.
(g) Intentionally Omitted.

(h) Force Majeure. If by reason of strikes or other labor disputes, fire or other casualty (or reasonable delays in adjustment of insurance), accidents, orders or regulations of any federal, state, county or municipal authority, or any other cause beyond Landlord’s reasonable control, Landlord is unable to furnish or is delayed in furnishing any utility or service required to be furnished by Landlord under the provisions of this Lease or is unable to perform or make or is delayed in performing or making any installations, decorations, repairs, alterations, additions or improvements, or is unable to fulfill or is delayed in fulfilling any of Landlord’s other obligations under this Lease, no such inability or delay shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Fixed Rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise.

(i) Financial Statements. Unless (and only so long as) Tenant is a publicly-traded company and Tenant’s financial information is readily available to Landlord from time to time during the Term, at no cost or expense, Tenant shall furnish to Landlord, Landlord’s Mortgagee, prospective Mortgagee or purchaser reasonably requested financial information, from time to time; provided that Landlord and Landlord’s Mortgagee, prospective Mortgagee or purchaser agree to maintain such information as confidential.  Landlord shall not make such request more than once during any twelve (12)-month period unless an Event of Default has occurred under this Lease, or in the event of a sale, financing or refinancing by Landlord of all or any portion of the Project.

(j) Authority. Tenant represents and warrants that (1) Tenant is duly organized, validly existing and legally authorized to do business in the Commonwealth of Pennsylvania, (2) the persons executing this Lease are duly authorized to execute and deliver this Lease on behalf of Tenant, and (3) this Lease has been executed under seal in accordance with the laws of the Commonwealth of Pennsylvania. Landlord represents and warrants that (a) Landlord is legally authorized to do business in the Commonwealth of Pennsylvania, (b) the persons executing this Lease are duly authorized to execute and deliver this Lease on behalf of Landlord, and (c) the Lease does not violate any other lease agreements with respect to the Project or any other agreement by which Landlord or the Project is bound

(k) NAICS NUMBER. Tenant represents and warrants that Tenant’s North American Industry Classification System (“NAICS”) number under the North American Industry Classification System as promulgated by the Executive Office of the President, Office of Management and Budget is 541711.

(l) Press Releases; Confidentiality. Landlord shall have the right, without further notice to Tenant, to include general information relating to the Lease, including Tenant’s name, the Building and the square footage of the Premises in press releases relating to Landlord’s and its affiliates’ leasing activity. Information relating to rates set forth in the Lease will not be released without Tenant’s prior written consent. Tenant shall not issue, nor permit any broker, representative, or agent representing Tenant in connection with the Lease to issue, any press release or other public disclosure regarding the Lease or any of the terms contained in the Lease (or any amendments or modifications thereto), without the prior written approval of Landlord. The parties acknowledge that the transaction described in the Lease (and any amendments and modifications thereto) and the terms thereof are of a confidential nature and shall not be disclosed except to such party’s employees, attorneys, accountants, consultants, advisors, affiliates, and actual and prospective purchasers, lenders, investors, subtenants and assignees (collectively, “Permitted Parties”), and except as, in the good faith judgment of Landlord or Tenant, may be required to enable Landlord or Tenant to comply with its obligations under law or under rules and regulations of the Securities and Exchange Commission. Neither party may make any public disclosure of the specific terms of the Lease, except as required by law or as otherwise provided in this paragraph. In connection with the negotiation of the Lease and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have had access to confidential information relating to the other party. Each party shall treat such information and shall cause its Permitted Parties to treat such confidential information as confidential, and shall preserve the confidentiality thereof, and not duplicated or use such information, except to Permitted Parties.

(m) Consent to Jurisdiction; Attorneys’ Fees. Tenant hereby consents to the exclusive jurisdiction of the state courts located in the county where the Building is located and to the federal courts located in the Eastern District of Pennsylvania. In connection with any litigation arising out of this Lease, the prevailing party, Tenant or Landlord, shall be entitled to recover all costs incurred, including reasonable attorneys’ fees.

27. OFAC/PATRIOT ACT COMPLIANCE. Each party hereto represents and warrants to the other that such party is not a party with whom the other is prohibited from doing business pursuant to the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, including those parties named on OFAC’s Specially Designated Nationals and Blocked Persons List. Each party hereto is currently in compliance with, and shall at all times during the Term remain in compliance with, the regulations of OFAC and any other governmental requirement relating thereto. Each party hereto shall defend, indemnify and hold harmless the other from and against any and all claims, damages, losses, risks, liabilities and expenses (including reasonable attorneys' fees and costs) incurred by the other to the extent arising from or related to any breach of the foregoing certifications. The foregoing indemnity obligations shall survive the expiration or earlier termination of this Lease.

{SIGNATURES ON NEXT PAGE}

IN WITNESS WHEREOF, the parties hereto have executed this Lease, under Seal, the day and year first above written.

/s/ Daniel Palazzo	/s/ Edward Smith
LANDLORD:	TENANT:
RADNOR CENTER ASSOCIATES	MARINUS PHARMACEUTICALS, INC.
By:Brandywine Radnor Center LLC, its general partner

By: /s/ Daniel Palazzo	By: /s/ Edward Smith
Name: Daniel Palazzo	Name: Edward Smith
Title: Vice President – Asset Manager	Title: Chief Financial Officer

The submission of this Lease for examination and negotiation does not constitute an offer to lease, or a reservation of, or an option for, the Premises. This Lease shall not become effective unless and until executed and delivered by both Landlord and Tenant. Any modifications made to this Lease after Landlord’s execution shall not be effective unless and until Landlord has initialed such modifications. Landlord’s execution and delivery of this Lease shall constitute an offer to Tenant to lease the Premises on the condition that Tenant executes and delivers to Landlord one (1) fully executed original of this Lease on or before unless a later date is accepted by Landlord, which acceptance shall be evidenced by Landlord’s initialing here: _________ (“Tenant’s Execution Deadline”).

If Landlord does not receive one (1) fully executed original of this Lease on or before Tenant’s Execution Deadline, then Landlord’s offer to lease the Premises to Tenant shall be deemed rescinded.

EXHIBIT "A"

SPACE PLAN

EXHIBIT "B"

FORM OF COLT

EXHIBIT “C”

OFFICE CLEANING SPECIFICATIONS

DAILY

•	Empty Trash and Recycle
•	Remove Spots/Spills from Carpet
•	Remove Visible Debris/Litter from Carpet
•	Spot Clean Desks and Tables
•	Straighten Chair – Furniture
•	Turn Off Lights

WEEKLY

•	Dust Desks and Computer Monitors
•	Vacuum Carpet
•	Clean Wastebaskets
•	Clean Light Fixtures and Vents
•	Clean Telephones
•	Clean Walls, Switch Plates and Baseboards
•	Dust File Cabinets, Partitions and Bookshelves
•	Clean Chairs
•	Clean Doors
•	Clean Tables
•	Dust Pictures and Surfaces Over 5’
•	Dust Window Sills, Ledges and Radiators
•	Spot Clean Side Light Glass

RESTROOM CLEANING SPECIFICATIONS

DAILY

•	Sinks
•	Floors
•	Counters
•	Trash Receptacle
•	Toilet/Urinals
•	Dispensers
•	Door
•	Spot Clean Walls
•	Spot Clean Partitions

WEEKLY

•	Dust Lights

•	Dust Surfaces Over 5’
•	Ceiling Vents
•	Clean Walls
•	Clean Partitions

FLOOR CARE SPECIFICATIONS

DAILY

•	Spot Clean Carpet

WEEKLY

•	Burnish Polished Surfaces

MONTHLY

•	Machine Scrub Restroom Floors
•	Scrub and Recoat Copy Room Floors
•	Scrub and Recoat Kitchenette Floors

ONCE EVERY FOUR MONTHS

•	Shampoo Conference Room Carpets

YEARLY

•	At Tenant’s request, shampoo of non-conference room carpets
•	Strip and Refinish all vinyl tile

THESE SPECIFICATIONS ARE SUBJECT TO CHANGE WITHOUT NOTICE.

THE COST FOR ANY CLEANING OVER AND ABOVE THE STANDARD CLEANING SPECIFICATIONS IS TO BE BORNE BY TENANT.

EXHIBIT “D”

Rules and Regulations